Exhibit 10.13

ASSIGNMENT AGREEMENT

This Assignment Agreement dated as of October 7, 2005 (“Assignment Agreement”) among B2TECS (“Assignor”), Hunters Branch Leasing, LLC (“Landlord”) and ICF Consulting Group, Inc. (“Assignee”).

WHEREAS, the Assignor and Landlord are parties to the Deed of Lease dated May 2003 concerning the fifth floor of the building located at 9302 Lee Highway (together with all attachments thereto, the “Lease”), pursuant to which Landlord agreed to provide to the Assignor a leasehold interest in the Premises;

WHEREAS, (i) the Assignor intends to assign all of its rights and obligations under the Lease to the Assignee, (ii) Landlord is willing to agree to the assignment by the Assignor and the assumption by the Assignee of such rights and obligations, and (iii) the Assignee is willing to agree to such assignment and to assume such rights and obligations;

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Assignment, terms defined in the Lease are used herein as defined therein.

Section 2. Assignment. As of the date hereof, (i) the Assignor hereby agrees to transfer and assign to the Assignee all of the Assignor’s rights and obligations under the Lease, effective on December 15, 2005 (“Effective Date”) (ii) the Assignee hereby accepts such assignment and assumes all such rights and obligations on the Effective Date, and (iii) except as otherwise provided in the Assignment Agreement, after the Effective Date, the Assignor shall have no further obligations under the Lease.

Section 3. Consent. Landlord hereby consents to (i) the assignment by the Assignor to the Assignee of all of the Assignor’s rights and obligations under the Lease, and (ii) the acceptance by the Assignee of all such rights and obligations.

Section 4. On-Going Obligations. The Assignor would be liable to the Landlord for all Base Rent, Additional Rent, Operating Costs, Real Estate Taxes, and any other fees which are due under the Lease based on the Assignor’s occupancy prior to the Effective Date.

Section 5. Surrender of Possession. On the Effective Date, the Assignor agrees to surrender the Premises to the Assignee pursuant to the terms of the Lease, with the terms of the Lease being modified so that the Assignee shall be substituted for the Landlord.

Section 6. Security Deposit. The Assignee shall return to the Assignor the amount of the Security Deposit being held by the Landlord within fifteen (15) days of the Assignee taking possession of the Premises. The Assignee shall reduce from this payment any expenses reasonably incurred to restore the Premises to an appropriate condition for business use. After the Assignee’s payment to the Assignor pursuant to this Section 6, both the Landlord and the Assignor shall then consider the Assignor’s Security Deposit to be the property of the Assignee.

Section 7. Miscellaneous.

(a) Headings. Captions and headings in this Assignment are for ease of reference only and do not constitute part of this Assignment of Agreement.

(b) Counterparts. This Assignment Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument and any of the parties hereto may execute this Assignment Agreement by signing any such counterpart.

(c) Successors and Assigns. This Assignment Agreement shall inure to the benefit of, be binding upon, and be enforceable by and against the parties hereto and their respective successors and permitted assigns.

(d) Governing Law. This Assignment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (without regard to its conflict of law provisions).

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first written above.

B2TECS

By:	/s/ Sunil Bala
Name:	Sunil Bala
Title:	Chairman

ICF Consulting Group, Inc.

By:	/s/ Kenneth Kolsky
Name:	Kenneth Kolsky
Title:	Director of Administration & Contracts

Acknowledged and Agreed:

Hunters Branch Leasing, LLC

By:	/s/ Richard Perlmutter
Name:	Richard Perlmutter
Title:	Manager

DEED OF LEASE

BY AND BETWEEN

HUNTERS BRANCH LEASING, LLC

(“LANDLORD”)

AND

B2TECS, a Virginia Corporation

(“TENANT”)

TABLE OF CONTENTS

1.	TERMS.	1

2.	PAYMENT OF BASE RENT & ADDITIONAL RENT	4

3.	SECURITY DEPOSIT	4

4.	USES; TENANT COVENANTS	5

5.	ENVIRONMENTAL PROVISIONS; RECYCLING	5

6.	LATE CHARGES; INTEREST	9

7.	REPAIRS AND MAINTENANCE	10

8.	UTILITIES AND SERVICES	11

9.	OPERATING COSTS	12

10.	REAL ESTATE TAXES	16

11.	ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE TAXES	18

12.	TENANT’S INSURANCE	19

13.	LANDLORD’S INSURANCE	20

14.	DAMAGE OR DESTRUCTION	20

15.	MACHINERY AND EQUIPMENT; ALTERATIONS AND ADDITIONS; REMOVAL OF FIXTURES	23

16.	ACCEPTANCE OF PREMISES	24

17.	TENANT IMPROVEMENTS	24

18.	ACCESS	24

19.	MUTUAL WAIVER OF SUBROGATION	25

20.	INDEMNIFICATION	26

21.	ASSIGNMENT AND SUBLETTING	26

22.	ADVERTISING	28

23.	LIENS	28

24.	DEFAULT	28

25.	SUBORDINATION	32

26.	SURRENDER OF POSSESSION	33

27.	NON-WAIVER	33

28.	HOLDOVER	33

29.	CONDEMNATION	33

30	NOTICES	34

31.	MORTGAGEE PROTECTION	35

32.	COSTS AND ATTORNEYS’ FEES	35

33.	BROKERS	35

34.	LANDLORD’S LIABILITY	35

35.	ESTOPPEL CERTIFICATES	36

36.	FINANCIAL REPRESENTATIONS AND INFORMATION	36

37.	TRANSFER OF LANDLORD’S INTEREST	37

38.	RIGHT TO PERFORM	37

39.	COMMON AREAS	37

40.	SALES AND AUCTIONS	37

41.	ACCESS TO ROOF	38

42.	ACCESS	38

43.	AUTHORITY OF LANDLORD AND TENANT	38

44.	NO ACCORD OR SATISFACTION	38

45.	LEGAL REQUIREMENTS	38

46.	PARKING	39

47.	GENERAL PROVISIONS	39

48.	RULES AND REGULATIONS	41

49.	ARBITRATION	41

50.	WAIVER OF JURY TRIAL	42

EXHIBIT A	Location and Dimensions of Premises

EXHIBIT B	Description of Land

EXHIBIT C	Intentionally Deleted

EXHIBIT D	Rules and Regulations

EXHIBIT E	Declaration of Lease Commencement

EXHIBIT F	Form of Estoppel Certificate

DEED OF LEASE

THIS DEED OF LEASE (“Lease”) is made as of the      day of May, 2003, by and between HUNTERS BRANCH LEASING, LLC, a Delaware limited liability company (“Landlord”) and B2TECS, a Virginia corporation (“Tenant”), and is joined in by HUNTERS BRANCH PARTNERS, L.L.C., a Virginia limited liability company (“Prime Landlord”), for the purposes set forth in the Joinder appended hereto.

R E C I T A L S:

Landlord is the tenant under a certain lease agreement dated November 12, 1997 (the “Prime Lease”) by and between Landlord (as successor to ICF Kaiser Hunters Branch Leasing, Inc.), as tenant, and Prime Landlord (as successor in interest to HMCE Associates Limited Partnership, R.L.L.P.), as landlord, pursuant to which Prime Lease Landlord leased from Prime Landlord various space in the Building (as defined below), including, but not limited to, the Premises (also as defined below). Prime Landlord is joining in the execution hereof for those purpose as are set forth in the Joinder hereto.

Landlord, for and in consideration of the rents and all other charges and payments hereunder and of the covenants, agreements, terms, provisions and conditions to be kept and performed hereunder by Tenant grants and conveys to Tenant, and Tenant hereby hires and takes from Landlord, a leasehold interest in the premises described below (“Premises”), subject to all matters hereinafter set forth and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated.

NOW THEREFORE Landlord and Tenant hereby agree to the following:

1. TERMS.

1.1 Premises. The premises demised by this Lease will consist of approximately 15,875 rentable square feet of space (the “Premises”) measured in accordance with the (January) 1995 Greater Washington, D.C. Commercial Association of Realtors (“GWCAR”) Standard Method of Measurement, and located on the fifth (5th) floor in that building at the Hunters Branch Office Park, Fairfax County, Virginia and known as 9302 Lee Highway, Fairfax, Virginia (the “Building”), together with the right to the use of not more than three and six-tenths (3.6) unreserved parking permits for each one thousand (1,000) square feet of space within the Premises, located or in the adjacent surface parking and parking structure, and the non-exclusive use of various Common Areas (as defined in Section 39 hereof), as more particularly set forth herein. The land upon which the Building is situated, which is generally depicted on the diagram attached hereto as Exhibit B (the “Site Plan”) and incorporated herein by reference, shall be referred to hereinafter as the “Land”. The Land and the Building are collectively referred to herein as the “Project”. The location and dimensions of the Premises are shown on the conceptual floor plans attached hereto as Exhibit A and incorporated herein by reference. No easement for light or air is incorporated in or intended to be conveyed with the Premises.

1.2 Tenant’s Share. “Tenant’s Share” shall mean a fraction, the numerator of which is the total rentable square footage of the Premises as determined in accordance with Section 1.1 hereof, and the denominator of which is the total rentable square footage of the Building. No adjustment shall be made for space within the Building occupied by any building engineer(s) or similar on-site property management or operational personnel, provided any such space will be located within a core area location to be determined within the reasonable judgment of Landlord. The number comprising such denominator shall be changed if and to the extent of any addition of space to the Building or the deletion of space from the Building or in the amount of space leased by tenants (retail or otherwise) who pay by separate meter for their electrical and/or janitorial, cleaning, or other utilities or services so that Tenant actually pays its fair, accurate and proportionate share of Operating Costs (as defined in Section 9) and Real Estate Taxes (as defined in Section 10). The numerator shall be adjusted from time to time to reflect additions to or reductions in the total rentable square footage of space beyond the initial Premises that is leased to Tenant pursuant to this Lease and any addenda as a result of the exercise of any options in this Lease or otherwise.

1.3 Lease Term. The term of this Lease (the “Term” or “Lease Term”) shall commence on the Commencement Date and shall expire on October 31, 2012 (the “Lease Expiration Date”).

1.4 Commencement Date.

1.4.1 The “Commencement Date” shall be June 1, 2003, provided only that the existing tenant located within the Premises has terminated its lease and vacated the Premises. In the event such tenant has not vacated the Premises as of the Commencement Date, the Commencement Date shall be the first day of the first full calendar month after the date that such existing tenant has vacated the Premises; provided that if the Commencement Date does not occur within one hundred eighty (180) days after the date hereof, this Lease shall be null and void ab initio.

1.5 Base Rent. The base rent payable by Tenant hereunder (“Base Rent”) is set forth in this Section 1.5.1, below. The Base Rent is in addition to (and not to be reduced by) any payment of Additional Rent (as hereinafter defined) hereunder. Commencing as of the Commencement Date, and thereafter throughout the Term, Base Rent shall be payable monthly, in equal monthly installments, in advance, on the first day of each calendar month of the Term, without prior notice, demand, deduction or offset of any kind.

1.5.1 Subject to the provisions of Section 1.5.2 below, the annual Base Rent for the Premises (monthly installments of which may be referred to herein as “Monthly Base Rent”) for the initial Lease Year of the Term shall be Twenty Three Dollars and 50/100 ($23.50) per square foot of the Premises. The annual Base Rent for the Premises for the second Lease Year of the Term shall be Twenty Four Dollars ($24.00) per square foot of the Premises. Thereafter, as of the first day of the third Lease Year and on the first day of each and every Lease Year thereafter during the Lease Term, the Base Rent shall be increased to an amount equal to one hundred three percent (103%) of the Base Rent for the immediately preceding Lease Year.

1.6 Additional Rent. Tenant’s Share (as hereinafter defined) of increases in Real Estate Taxes (as defined in Section 10), Operating Costs (as defined in Section 9) and any other sum owed or reimbursable by Tenant to Landlord under this Lease (excluding Base Rent) shall be considered additional rent hereunder (collectively “Additional Rent”), and, except for items of Additional Rent for which demand is required pursuant to the express terms of this Lease, shall be payable without demand, set-off or deduction. Commencing on the first day of the second Lease Year, estimates of those items of Additional Rent described in Section 9 and Section 10 of this Lease shall be payable monthly, in advance, on the first day of each calendar month of the Term, together with Tenant’s monthly payment of Base Rent, without demand, set-off or deduction.

1.7 Notice and Payment Addresses. Any notices under this Lease shall be governed by the terms of Section 30, below. The notice addresses of the parties are as follows:

If to Landlord:	c/o Argo Investment Company
9600 Blackwell Road
Suite 300
Rockville, Maryland 20850
Attention: Mr. Richard L. Perlmutter

And a copy to:	J. Richard Saas, Esq.
Tenenbaum & Saas, P.C.
4330 East West Highway
Suite 1150
Bethesda, Maryland 20814

If to Tenant:	At the Premises
Attention: Dr. Sunil K. Bala

Either party may, by ten (10) days’ prior written notice to the other, designate a new address to which all notices hereunder shall be directed.

1.8 Rent Payment Address. Tenant shall send payments of Base Rent and Additional Rent hereunder to Landlord at the following address, or to such other address of which Landlord may advise Tenant in writing:

c/o FB Argo Management LC

9600 Blackwell Road

Suite 300

Rockville, Maryland 20850

1.9 Lease Year. The first “Lease Year” shall commence on the Commencement Date and terminate on the last day of the twelfth full calendar month after the Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months, except that the last Lease Year of the Lease Term shall terminate on the date this Lease expires or is otherwise terminated.

1.10 Deed of Lease. To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a deed of lease.

2. PAYMENT OF BASE RENT & ADDITIONAL RENT.

Tenant shall pay Landlord the Base Rent and Additional Rent due under this Lease without prior notice, demand, deduction or offset, except as otherwise specifically and expressly set forth herein, in lawful money of the United States. Base Rent and Additional Rent shall be paid at the address noted in Section 1.8, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Base Rent and Additional Rent under this Lease for any partial month at the beginning or end of the Lease Term shall be prorated. Except for monthly installments of estimated Additional Rent as set forth in Sections 9 and 10 of this Lease, or as otherwise provided in this Lease, all payments of Additional Rent shall be paid no later than thirty (30) business days after the date Landlord notifies Tenant in writing of the amount thereof in the event of any dispute concerning the computation of the amount of any Additional Rent due, Tenant shall pay the amount specified by Landlord pending the resolution of the dispute, and, subject to Section 9.4 hereof, such payment shall be without prejudice to Tenant’s right to continue to challenge the disputed computation. In the event Tenant prevails in any dispute concerning the amount of any Additional Rent due hereunder, Landlord shall promptly refund to Tenant the amount of such overpayment, together with interest thereon at the Prime Rate (as hereinafter defined) from the date such payment was made.

3. SECURITY AND ADVANCE DEPOSITS.

3.1 Security Deposit.

(a) Simultaneously with the execution of this Lease by Tenant, Tenant shall provide Landlord with a cash security deposit in an amount equal to $38,168.00 (the “Security Deposit”).

(b) The Security Deposit shall constitute security for payment of Base Rent and Additional Rent and for any and all other obligations of Tenant under this Lease. If Tenant defaults, beyond any applicable cure period, with respect to any covenant or condition of this Lease, including but not limited to the payment of Base Rent, Additional Rent or any other payment due under this Lease, and the obligation of Tenant to maintain the Premises and deliver possession thereof back to Landlord at the expiration or earlier termination of the Lease Term in the condition required herein, then Landlord may (without any waiver of Tenant’s default being deemed to have occurred) apply all or any part of the Security Deposit to the payment of any sum in default beyond any applicable cure period, or any other sum which Landlord may be required or deem necessary to spend or incur by reason of Tenant’s default, or to satisfy in part or in whole any damages suffered by Landlord as a result of Tenant’s default which continues to exist beyond any applicable cure period. In the event of such application, Tenant shall promptly deposit with Landlord, in cash, the amount necessary to restore the Security Deposit to the full amount set forth above. The parties expressly acknowledge and agree that the Security Deposit is not an advance payment of Base Rent or Additional Rent, nor a measure of Landlord’s damages in the event of any default by Tenant. If Tenant shall have fully complied with all of the covenants and conditions of this Lease, but not otherwise, the amount of the Security Deposit then held by Landlord shall be repaid to Tenant within thirty (30) days after the expiration or sooner termination of this Lease. In the event of a sale or transfer of Landlord’s estate or interest in the Building, Landlord shall transfer the Security Deposit to the purchaser or transferee, and upon such transfer, provided such transferee acknowledges receipt of the Security Deposit, Landlord shall be considered released by Tenant from all liability for the return of the Security Deposit.

3.2 [Intentionally Deleted]

3 3 No Separate Account. Landlord shall not be obligated to hold the Security Deposit in a separate account from other Building or Project funds.

4. USES; TENANT COVENANTS.

4.1 Permitted Uses. The Premises are to be used for general office and administration purposes and such other uses incidental to general office use and consistent with the operation of a first class office building as may be permitted by applicable law, provided such uses shall not include any retail, industrial or manufacturing use.

4.2 Other General Use Covenants. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance. Tenant, at its expense, shall comply with all laws relating to its use and occupancy of the Premises and shall observe the Rules and Regulations attached hereto as Exhibit D. No act shall be done in or about the Premises that is unlawful, or which will increase the existing rate of insurance on the Building. In the event of a breach of the covenant set forth in the immediately preceding sentence regarding insurance rates, Landlord shall provide Tenant ten (10) days prior written notice thereof and Tenant shall cease the activity giving rise to such increase and, to the extent any increased insurance premiums were in fact paid by Landlord as a result of such activity, Tenant shall pay to Landlord any and all such increases in insurance premiums resulting from such breach, provided that so long as Tenant continues to pay such increases in premiums, and provided that the activity giving rise to such increased premiums is an activity permitted under Section 4.1, above, the continuation of such activity by Tenant shall not be prohibited or constitute a breach of this Lease. Landlord represents and warrants that, to the best of its knowledge, Tenant’s permitted use of the Premises as provided in Section 4.1 above will not, as of the Commencement Date, increase Landlord’s insurance costs.

5. ENVIRONMENTAL PROVISIONS; RECYCLING.

5.1 General. Tenant agrees to comply (and to cause its agents, employees, contractors and, while within the Premises, invitees to comply) with any and all applicable Environmental Laws (as defined below) in connection with (1) Tenant’s use and occupancy of the Premises, (2) any use and occupancy of the Premises arising in connection with any assignment of this Lease, or sublease or license of the Premises or any part thereof, and (3) any other fact or circumstance the existence of which legally imposes on Tenant the obligation to so comply therewith. Tenant shall provide all information within Tenant’s control requested by Landlord and/or governmental authorities in connection with Environmental Laws or Hazardous Materials (defined below) relating to the matters contemplated in the preceding sentence.

5.2 Tenant’s Warranties and Covenants

During the Term and any Renewal Term (as hereafter defined) of the Lease, Tenant warrants, represents and covenants to and with Landlord as follows:

5 2 1 Tenant will not introduce, or permit or suffer the introduction, within the Premises or the Project of (A) asbestos in any form, (B) urea formaldehyde foam insulation, (C) transformers or other equipment which contain dielectric fluid containing polychlorinated biphenyls, or (D) except as permitted below, any flammable explosives, radioactive materials or other substance constituting “hazardous materials” or “hazardous wastes” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et seq.) and the regulations adopted and promulgated pursuant thereto, the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or successor legislation thereto, or any other Federal, state or local environmental law, ordinance, rule, regulation and/or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment (collectively, “Environmental Laws”). The substances described in (A), (B), (C) or (D) above are hereinafter collectively referred to herein as “Hazardous Materials”.

5.2.2 Except as expressly permitted hereby, the Premises will never be used by Tenant for any activities involving, directly or indirectly, the use, generation, treatment, transportation, storage or disposal of any Hazardous Materials, or to refine, produce, store, handle, transfer, process or transport Hazardous Materials.

5.2.3 Tenant (A) shall comply with the Environmental Laws and all other applicable laws, rules arid regulations or orders pertaining to health, the environment or Hazardous Materials, in so far as such laws pertain to Tenant’s use and occupancy of the Premises or the need for such compliance arises due to the acts or omissions of Tenant, its agents, employees, contractors, invitees (while within the Premises), subtenants or assignees, (B) shall not, except as specifically permitted hereby, store, utilize, generate, treat, transport or dispose of (or permit or acquiesce in the storage, utilization, generation, transportation, treatment or disposal of) any Hazardous Materials on or from the Premises, (C) shall cause its agents, employees, licensees, contractors, invitees (while within the Premises), subtenants and assignees to comply with the representations, warranties and covenants herein contained and be responsible for any non-compliance by any such party(ies), (D) agrees that no portion of the Premises will be used by Tenant or any assignee or subtenant of Tenant as a landfill or a dump, and (B) will not install any underground tanks of any type.

5.2.4 In the event of any future storage, presence, utilization, generation, transportation, treatment or disposal of Hazardous Materials in, on or about the Premises, or in the event of any Hazardous Materials Release (as hereinafter defined) which in either case is attributable, in whole or in part, to the presence of Hazardous Materials existing in, on or about on the Project subsequent to the Commencement Date and is caused, directly by Tenant or Tenant’s agents, employees, contractors, licensees, invitees (while within the Premises), sub-tenants or assignees, or is otherwise Tenant’s responsibility under the terms of this Lease, Tenant shall, at the direction of Landlord or any federal, state, or local authority or other governmental authority, remove or cause the removal of any such Hazardous Materials and rectify any such Hazardous Materials Release, and otherwise comply or cause compliance with the laws, rules, regulations or orders of such authority, all at the expense of Tenant, including without limitation, the undertaking and completion of all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials, on, from or affecting the Premises. If, under such circumstances, Tenant shall fail to proceed with such removal or otherwise comply with such laws, rules, regulations or orders within the cure period permitted under the applicable regulation or order, the same shall constitute a Default under this Lease (without any notice to Tenant required), and Landlord may, but shall not be obligated to, take such action as may be reasonably necessary under the circumstance to eliminate such Hazardous Materials from the Premises or otherwise comply with the applicable law, rule, regulation or order, acting either in its own name or in the name of Tenant pursuant to this Section, and the cost thereof shall be borne by Tenant and thereupon become due and payable as Additional Rent hereunder, provided, however, that Landlord shall not exercise its self-help rights hereunder, nor exercise any right otherwise provided herein to terminate this Lease or Tenant’s right of possession due to Tenant’s failure or inability to correct such problem within a time certain as long as Tenant is at all times using its best efforts to correct the problem (provided however, that if Landlord determines, in its reasonable discretion, that there exists a substantial risk of governmental enforcement action against Landlord, or governmental or third party civil liability to Landlord, if Landlord fails to take independent action immediately to remediate an environmental problem which is otherwise Tenant’s responsibility under this Section 5, then Landlord shall, notwithstanding Tenant’s continuing best efforts to correct the problem, be entitled to take such independent action, and to recover the reasonable and actual costs associated therewith from Tenant) Tenant shall give to Landlord and its authorized agents and employees access to the Premises for such purposes and hereby specifically grants to Landlord a license to remove the Hazardous Materials and otherwise comply with such applicable laws, rules, regulations or orders, acting either in its own name or in the name of the Tenant pursuant to this Section.

5.2.5 Landlord represents, warrants and covenants that to the best of its current actual knowledge, as of the date of execution hereof, the Premises, Building and Land do not contain asbestos or any other Hazardous Materials in violation of any Environmental Laws, nor will the use of any such materials knowingly be permitted by Landlord. In the event Landlord is advised, or it shall come to Landlord’s attention, that Hazardous Materials exist in the Premises in violation of any Environmental Laws that were not introduced therein by Tenant or Tenant’s agents, employees, contractors, licensees, subtenants, assignees or invitees, Landlord shall take all commercially reasonable steps necessary to promptly remove or remediate (or cause to be removed or remediated) at Landlord’s expense (and not as an Operating Cost), all such Hazardous Materials, and in doing so, Landlord shall use its reasonable efforts not to interfere with the conduct of Tenant’s business.

5.2.6 Each of Tenant and Landlord hereby indemnifies and holds the other and their respective shareholders, constituents, subsidiaries, affiliates, officers, directors, partners, employees, agents and trustees harmless from, against, for and in respect of, any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any such indemnified party (including, without limitation, reasonable fees and disbursements or attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to a violation of any of the indemnifying party’s representations, warranties and covenants under this Section, including any Environmental Liabilities (as hereinbelow defined) arising therefrom. For purposes of this indemnification clause, “Environmental Liabilities” shall include all costs and liabilities with respect to the presence, removal, utilization, generation, storage, transportation, disposal or treatment of any Hazardous Materials or any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Materials (each a “Hazardous Materials Release”), including without limitation, cleanups, remedial and response actions, remedial investigations and feasibility studies, permits and licenses required by, or undertaken in order to comply with the requirements of, any federal, state or local law, regulation, or agency or court, any damages for injury to person, property or natural resources, claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge, and satisfaction of all liens, encumbrances and restrictions on the Premises relating to the foregoing. The foregoing notwithstanding, the foregoing indemnifications shall not encompass indirect losses or consequential damages or damages related to loss of business or business interruption which may arise on account of the presence of any Hazardous Materials on or about the Project. The foregoing indemnification and the responsibilities of Tenant and Landlord under this Section shall survive the termination or expiration of this Lease.

5.2.7 Tenant shall promptly notify Landlord in writing of the occurrence of any Hazardous Materials Release or any pending or threatened regulatory actions, or any claims made by any governmental authority or third party, relating to any Hazardous Materials or Hazardous Materials Release on or from the Premises, and shall promptly furnish Landlord with copies of any correspondence or legal pleadings or documents in connection therewith. Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to any Hazardous Materials or Hazardous Materials Release on or from the Premises following consultation with Tenant.

5.2.8 Tenant agrees that Landlord shall have the right (but not the obligation) to conduct, or to have conducted by its agents or contractors, such periodic environmental inspections of the Project as Landlord shall reasonably deem necessary or advisable from time to time. Landlord agrees that it shall limit such inspection to not more than once in each twelve (12) month period (except in the event of the sale, financing or refinancing of the Project, or in the event Landlord has reasonable evidence that there are any violations of any Environmental Laws, in any of which events Landlord shall be entitled to conduct such inspection(s) even if another inspection has occurred during the current twelve (12)-month period). Landlord shall provide

Tenant with no less than seventy-two (72) hours prior notice of any such inspection within the interior of the Premises, except in case of an emergency, in which case only such notice as may be practicable under the circumstance shall be required. The cost of any such inspection shall be borne by Tenant in the event such inspection determines that Tenant has breached the covenants set forth in Section 5.2.3 above.

5.3 Permitted Materials. Notwithstanding the foregoing, Tenant and its assignees, subtenants and licensees shall be permitted to store reasonable amounts of Hazardous Materials that are typically used in an ordinary general office use environment such as ordinary cleaners, printer and duplication supplies and similar materials (the “Permitted Materials”) provided such Permitted Materials are properly used, stored and disposed of in a manner and location meeting all Environmental Laws. Any such use, storage and disposal shall be subject to all of the terms of this Section (except for the terms prohibiting same), and Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency with respect to the Permitted Materials. If Landlord in its reasonable opinion determines that said Permitted Materials are being improperly stored, used or disposed of, then Tenant shall immediately take such corrective action as requested by Landlord. Should Tenant fail to take such corrective action within twenty-four (24) hours, Landlord shall have the right to perform such work on Tenant’s behalf and at Tenant’s sole expense, and Tenant shall promptly reimburse Landlord for any and all costs associated with said work.

5.4 Recycling Regulations. Landlord shall, as an Operating Cost hereunder, provide receptacles and containers as necessary for Tenant to comply with all orders, requirements and conditions now or hereafter imposed by any ordinances, laws, orders and/or regulations (hereinafter collectively called “regulations”) of any governmental body having jurisdiction over the Premises or the Building regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash (hereinafter collectively called “waste products”).

6. LATE CHARGES; INTEREST.

6.1 Tenant hereby acknowledges that late payment to Landlord of Base Rent or Additional Rent will cause Landlord to incur administrative costs and loss of investment income not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Base Rent or Additional Rent due from Tenant is not received by Landlord or Landlord’s designated agent within five (5) days after the date due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charges represent a fair and reasonable estimate of the administrative cost that Landlord will incur by reason of Tenant’s late payment. Landlord’s acceptance of such late charges shall not constitute a waiver of Tenant’s Default with respect to such overdue amount or otherwise estop Landlord from exercising any of the other rights and remedies granted hereunder.

6.2 In addition to the administrative late charge provided for under Section 6.1, above, if any Base Rent or Additional Rent or any other sum due hereunder from Tenant to Landlord is not paid as and when due under this Lease, and such amount remains unpaid five (5) days after such due date, then the unpaid amount shall bear interest from the date originally due until the date paid at an annual rate of interest equal to the “prime rate” of interest as published in the

Wall Street Journal (or, if not published, as established by the then largest national banking association in the United States of America) from time to time (the “Prime Rate”) plus three percent (3%) (the “Default Rate”).

7. REPAIRS AND MAINTENANCE.

7.1 Landlord’s Obligations. Landlord shall maintain, repair, replace and keep in good operating condition, comparable to similar properties in the Fairfax, Virginia area, the Common Areas (as defined in Section 39 below) (including, without limitation, the lobbies, elevators, stairs, grounds, loading areas and corridors), the roofs, foundations, load-bearing elements, conduits and structural walls and other structural elements of the Building, the underground utility and sewer pipes of the Building, all base building mechanical, electrical, plumbing, HVAC system and the sprinkler system and other fire and life-safety systems, and the adjacent parking structure and connector, the cost of which shall be included within Operating Costs except to the extent set forth in Section 9.6, hereof, provided that, to the extent the need for any such repairs or replacements arise as a the result of the gross negligence or willful misconduct of Tenant (or Tenant’s agents, employees, contractors, invitees (while within the Premises), assignees or sub-tenants) and the same is not covered under the policies of casualty insurance which are required to be carried by the parties pursuant to this Lease (in which case the proceeds of such insurance will be utilized to satisfy the cost thereof), the cost of such repairs or replacements shall be reimbursable by Tenant to Landlord as Additional Rent under this Lease, and such reimbursement shall be due not later than thirty (30) days after Landlord’s written demand therefore. Landlord, at its cost and expense (or at the expense of Landlord’s contractor, but in any event not as an Operating Cost), upon prior notice from Tenant shall promptly repair or replace all materials, workmanship, fixtures or equipment incorporated by Landlord in the Premises that shall prove to be defective during any applicable warranty period. In performing any warranty work pursuant to this Section 7.1, Landlord and its contractors and subcontractors shall use reasonable efforts to minimize disruption to Tenant. Subject to reimbursement as an Operating Cost pursuant to Section 9 hereof (if applicable), Landlord shall comply or cause compliance with all notices it receives of violation of Legal Requirements (as hereinafter defined) that are applicable to the operation of the common and public areas in the Building and to the machinery and equipment provided by Landlord or used by its agents or contractors in the design, construction, or operation of the Building, including those portions of the base Building systems that are contained in or serve the Premises. “Legal Requirements” are all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, and orders of the Commonwealth of Virginia, Fairfax County, the United States of America and any other public or quasi-public authority having jurisdiction over the Project, including, but not limited to the Americans with Disabilities Act and regulations promulgated from time to time thereunder to the extent the same are applicable to Landlord and/or any portion of the Project.

7.2 Repair Standards. All repairs and maintenance required of Landlord pursuant to this Section or elsewhere in this Lease shall be performed in accordance with standards applicable to comparable office buildings in Fairfax, Virginia, and performed in a timely and diligent fashion. Landlord agrees to diligently attend to any routine repairs or maintenance needs brought to its attention by Tenant as soon as reasonably practicable and in a manner calculated to minimize to the extent possible disruption of Tenant’s business activities.

7.3 Tenant’s Obligations. Subject to Landlord’s obligations as set forth in Section 7.1 above and its right of access pursuant to Section 18, and except for janitorial and cleaning services (to the extent provided for under Section 8.1, below), Tenant shall be exclusively responsible for all repairs and maintenance to the interior non-structural portions of the Premises. Tenant shall promptly report in writing to Landlord any defective condition in the Premises known to Tenant which Landlord is required to repair, and failure to so report such defects shall excuse any delay by Landlord in commencing and completing such repair to the extent the same would otherwise be Landlord’s responsibility under this Lease, provided that (i) Landlord shall not be so excused if Landlord had actual knowledge of the need for such repair independent of Tenant’s notification, and (ii) once Landlord is notified or has actual knowledge of the need for such repair, Landlord’s repair obligation under Section 7.1, above, shall be fully effective as to such item (and, to the extent any delay in reporting such defects results in the otherwise avoidable need to perform a capital repair or replacement which under Section 9.5 is excluded from Operating Costs, in lieu of an ordinary repair which under Section 9.5 would be included within Operating Costs, Tenant shall be responsible for the reasonable and actual cost of such capital repair or replacement unless Tenant can demonstrate that a capital repair or replacement to such item would in any event have been necessary within twelve (12) months thereafter, even if the defective condition had been reported to Landlord or known by Landlord in a timely fashion). Landlord’s obligation to make repairs shall be Limited to the express obligations stated herein.

8. UTILITIES AND SERVICES.

8.1 Services. Landlord shall furnish Tenant with the following services and facilities consistent with the level of services provided in comparable office buildings in the Fairfax, Virginia area; (i) at least one elevator in the Building subject to call at all times, including Sundays and holidays; (ii) zoned heating, ventilation and air conditioning at all times during business hours, within the temperature and humidity ranges usually furnished in comparable office buildings in the Fairfax, Virginia area, (iii) balancing of the HVAC system when necessary in an effort to provide reasonably uniform air temperatures throughout the zones within the Premises, (iv) hot and cold running water sufficient for needs attributable to a general office use, (v) public lavatory facilities and supplies and janitorial and char services, including trash removal and recycling, Monday through Friday, excepting holidays, in accordance with the cleaning specifications promulgated by Landlord from time to time, (v) replacement of light bulbs (in fixed lighting fixtures only) and lighting fixtures throughout the Premises, and (vi) access to the Project 24 hours a day, 365 days a year, including holidays, and the cost of which shall be deemed an Operating Cost hereunder unless otherwise provided above. For purposes hereof, “holidays” shall be; New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving, and Christmas, and business hours shall be 7:00 a.m. to 6:00 p.m. Monday through Friday, excluding holidays, and 9.00 a.m. to 1.00 p.m. on Saturdays, excluding holidays. Landlord agrees to provide an access-control system in the Building comparable to the system in first-class office buildings in the Fairfax, Virginia area, which shall permit Tenant to have, and shall provide Tenant with, access LO the Premises and the parking areas of the garage on a 24-hour, seven-days-a-week basis Landlord shall, at its cost, provide an initial set of security access cards to the Building and garage, which initial set shall contain 3 6 access cards for each one thousand

(1,000) square feet of rentable area in the Premises and shall be supplemented by additional access cards in the same ratio in the event of any expansion of the Premises. If Tenant requests replacement access cards from Landlord, such replacement cards shall be provided by Landlord, and Tenant shall reimburse Landlord Eight and 50/100 Dollars ($8 50) for each such replacement card.

8.2 Additional Services. If Tenant requires cleaning services, light bulb or fixture replacement or other services on weekends or holidays, Landlord shall make reasonable efforts to provide such additional service after reasonable prior written request therefor from Tenant, and Tenant shall reimburse Landlord for such additional service within thirty (30) days of request therefore, at the actual direct out-of-pocket cost to Landlord. Additionally, if Tenant desires HVAC services at any time beyond normal business hours, Landlord shall provide such additional services provided that Tenant shall pay 100% of the cost thereof as Additional Rent hereunder; such cost to include the actual cost of the service plus Landlord’s reasonable estimate of the additional repair and maintenance as well as the diminution of the useful life of such Building system, as a result of any excessive use.

8.3 Additional Provisions. Except as specifically and expressly set forth hereinbelow, in no event shall Landlord be liable to Tenant for (a) any damage to the Premises, or (b) any loss, damage or injury to any property therein or thereon, or (c) any claims for the interruption of or loss to Tenant’s business or for any damages or consequential losses occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes or other similar cause in, above, upon or about the Premises or the Building, unless such loss, damage or injury is the result of the gross negligence or willful misconduct of Landlord, and is not covered by the insurance required to be carried by Tenant hereunder. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service to the Premises or the Building, Landlord and Tenant shall comply with such requirements, without any abatement or reduction of the Base Rent, Additional Rent or other sums payable by Tenant hereunder.

9. OPERATING COSTS.

9.1 Defined. Commencing as of the first day of the second Lease Year and thereafter during each calendar year or portion thereof during the Term, Tenant shall pay as Additional Rent to Landlord, without diminution, set-off or deduction, Tenant’s Share of Increases in “Operating Costs” (as defined below) for each calendar year.

9.2 Estimated Payments. Commencing as of the first day of the second Lease Year Tenant shall make monthly installment payments toward Tenant’s Share of Increases in Operating Costs on an estimated basis, based on Landlord’s reasonable estimate of Operating Costs for such calendar year Tenant shall pay Landlord, as Additional Rent, commencing on the first day of the second Lease Year and on the first day of each month thereafter throughout the Term (and any extension thereof), one-twelfth (1/12th) of Landlord’s estimate of Tenant’s Share of Increases in Operating Costs for the then-current calendar year. If at any time or times during such calendar year it appears to Landlord that Tenant’s Share of Increases in Operating Costs for such calendar year will vary from Landlord’s estimate by more than five percent (5%) on an annualized basis, Landlord may, by written notice to Tenant, revise its estimate for such calendar year and Tenant’s estimated payments hereunder for such calendar year shall thereupon be based on such revised estimate.

9.3 Annual Reconciliation. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall provide to Tenant a detailed, itemized statement (the “Expense Statement”), calculated in accordance with Section 9.1, above, setting forth the total actual Operating Costs for such calendar year and Tenant’s Share of Increases in Operating Costs. The Expense Statement shall be certified by Landlord as being true and correct in all material respects. Landlord shall respond to any inquiries and requests for invoices or other information with respect to Operating Costs within ten (10) days of any written request therefore by Tenant. Within thirty (30) days after the delivery of such Expense Statement, to the extent of any overpayment in the amount of estimated payments paid by Tenant, Landlord shall pay to Tenant such overpayment within thirty (30) days of the delivery of the Expense Statement to Tenant To the extent of any underpayment in the amount of estimated payments paid by Tenant, Tenant shall pay to Landlord the amount of any shortfall in the amount of estimated payments made to Landlord pursuant to Section 9.2 on account of Tenant’s Share of Increases in Operating Costs for such calendar year, and the actual amount shown as Tenant’s Share of Increases in Operating Costs for such calendar year, but such payment shall not prejudice Tenant’s right to object to the same pursuant to the provisions of Section 9.4, below. In the event the Expense Statement reflects an overpayment of Tenant’s Share of Increases in Operating Costs for such year, such overpayment shall be credited against the next due Base Rent hereunder.

9.4 Operating Costs. The term “Operating Costs” shall mean all third-party, reasonable and customary expenses incurred by Landlord in connection with the operation, management, maintenance and repair of the Building, Common Areas and the Land in accordance with the standards applicable to comparable first class office properties in the Fairfax, Virginia, subject to the qualifications set forth below. All Operating Costs shall be determined according to generally accepted accounting principles which shall be consistently applied. Operating Costs include, but are not limited to, the following items: (a) the cost of the personal property used in conjunction with the Building and the Project; (b) except as set forth in Section 9.6 with respect to capital repairs and replacements costs to repair and maintain the Building and the Common Areas; (c) all expenses paid or incurred by Landlord for water, gas, electric, sewer and oil services for the Building; (d) the costs and expenses incurred in connection with the provision of the services set forth in Section 8, above; (e) subject to Section 9.6(1) below with respect to matters of a capital nature, building supplies and materials used in connection with repairs to the Project, (f) cleaning and janitorial services in or about the Premises, the Building (including without limitation Common Areas) and the land, (g) window glass replacement, repair and cleaning, (h) repair and maintenance of the grounds, including costs of landscaping, gardening and planting, including service or management contracts with independent contractors, including but not limited to security and energy management services and costs, (i) operational costs to achieve compliance with any governmental laws, rules, orders or regulations (“Laws”) promulgated after the Commencement Date and excluding capital expenses associated therewith except to the extent specifically set forth below, and excluding capital expenses associated therewith except to the extent specifically set forth below, (j) utility taxes; (k) compensation (including employment taxes, fringe benefits, salaries, wages, medical, surgical, and general welfare benefits (including health, accident and group life insurance), pension payments, payroll taxes for all personnel employed by Landlord or its management company who perform duties in connection with the operation, management, maintenance and repair of the Building (allocated among all properties served by such employees as determined by Landlord in its reasonable discretion, if such employees are utilized by more than one property) plus the salary and benefits of the property manager assigned to the Project; (1) any (i) capital expenditures incurred to reduce Operating Costs, to the extent of such reduction (and with any amount remaining unrecovered by virtue of such limitation to carry forward to subsequent calendar years, to the extent of any such continuing reduction achieved in each such subsequent calendar year, until recovered in full), (ii) capital expenditures incurred to comply with any Law which is enacted or becomes effective after the Commencement Date, and (iii) capital expenditures made for the replacement of items (the repair of which would be included within Operating Costs) in lieu of repairs thereto, provided (A) replacement of the item in lieu of repair is either less costly on an annual basis than repair of the item in question, or is necessary given the non-functioning condition of the item in question, as determined by Landlord in good faith, (B) this provision shall not apply to general renovations, as opposed to needed repairs, of the Building or any elements therein, and (C) any expenditure shall be recoverable only over the useful life of the item in question (as determined in accordance with GAAP) by amortizing such expenditure over such useful life at an annual interest rate equal to the Prime Rate at the time of such expenditure, and only the sum of all amortization payments payable during the year in question shall be included in Operating Costs in each year during such recovery period; (m) cast of premiums for casualty and liability insurance policies required to be maintained by Landlord hereunder and any other insurance carried by Landlord with respect to the Project that are consistent with the limitations set forth in Section 13.1 below; (n) license, permit and inspection fees; (o) management fees based upon a percentage of gross rental receipts, Operating Costs, Real Estate Taxes and utility costs; (p) consulting fees in connection with the provision of common area maintenance services, (q) personal property taxes; (r) trash removal, including all costs incurred in connection with waste product recycling, (s) snow and ice removal or prevention; (t) maintenance, repair and striping of all parking areas used by tenants of the Building, and any other cost or assessment payable in connection with the maintaining of such parking areas, (u) uniforms and dry cleaning for personnel below the grade of Building Manager; (v) telephone, cellular phone, paging, telegraph, postage, stationery supplies and other materials and expenses required for the routine operation of the Building; (w) association assessments for maintenance of offsite improvements serving or benefiting the Building or the Land, (x) ground rent and/or ground lease payments required to be paid by Owner for the Land on which the Building is located; and (y) other association assessments for common area services provided to owners in the Hunters Branch complex.

9.5 Exclusions. Except as otherwise provided in this Lease, Operating Costs shall not include any of the following: (1) capital expenditures, except those specifically set forth above; (2) costs of any special services rendered to individual tenants (including Tenant); (3) painting, redecorating or other work which Landlord performs for specific tenants; (4) Real Estate Taxes (as defined in Section 10), (5) depreciation or amortization of costs required to be capitalized in accordance with generally accepted accounting practices (except as set forth in Section 9.4, above), (6) interest and amortization of funds borrowed by Landlord, (7) leasing commissions, and advertising, legal, space planning and construction expenses incurred in procuring tenants for the Building; (8) salaries, wages, or other compensation paid to officers or executives of

Landlord or its property management company in their capacities as officers and executives; (9) any other expenses for which Landlord actually receives direct reimbursement from insurance, condemnation awards, warranties, other tenants or any other source but excluding general payments of Operating Costs pursuant to this Section 9 by Tenant and other tenants of the Building, (10) all costs incurred in the initial construction of the Project; (11) costs directly resulting from the willful misconduct of Landlord, its employees, agents, contractors or employees, (12) legal fees and other expenses incurred by Landlord except in administering, contracting for services which are a part of, and disputing Operating Costs; (13) costs or fees relating to the defense of Landlord’s title or interest in the Land; (14) costs incurred due to violation by Landlord of violation of any Laws or in existence as of the Commencement Date the terms and conditions of this Lease; (15) renovation of the Project made necessary by casualty or the exercise of eminent domain, (16) costs arising from the presence of Hazardous Materials in, about or below the Project, (17) costs incurred for any items to the extent of Landlord’s recovery under a manufacturer’s, materialmen’s, vendor’s or contractor’s warranty (except to the extent of costs incurred in such recovery); (18) income, excess profits, franchise taxes or other such taxes imposed on or measured by the net income of Landlord from the operation of the Building (other than business professional occupational license tax); (19) reserves for repairs, maintenance and replacements; (20) Landlord’s general overhead expenses; (21) costs incurred to achieve compliance with any governmental laws, ordinances, rules, regulations or orders, except to the extent recoverable under Section 9.4(i) and 9.4(l), above; (22) any penalties or interest expenses incurred because of Landlord’s failure timely to pay any Operating Costs (unless the same is the result of Tenant’s failure to timely make any payment in respect thereof required hereunder); (23) accounting fees other than those attributable to reviewing and preparing operating statements for the Building; (24) rental or similar payments made in connection with the leasing of any equipment deemed to be capital in nature except to the extent the acquisition of such item would have been recoverable under Section 9.4(1), above, (25) principal or interest payments on and any other charges (including, but not limited to, late charges, default interest or other penalties) paid by Landlord in connection with any mortgages, deeds of trust or other financing or refinancing encumbrances; (26) deductions for depreciation for the Building, except to the extent expressly included in Section 9.4(1) above; (27) the costs of special services, tenant improvements and concessions, repairs, maintenance items or utilities separately chargeable to, or specifically provided for, individual tenants of the Building, including, without limitation, the cost of preparing any space in the Building for occupancy by any tenant and/or for altering, renovating, repainting, decorating, planning and designing spaces (other than Common Areas) for any tenant in the Building in connection with the renewal of its lease and/or costs of preparing or renovating any vacant space for lease in the Building (including permit, license and inspection fees); (28) attorney’s fees and disbursements, accounting fees, recording costs, mortgage recording taxes, title insurance premiums, title closer’s gratuity and other similar costs, incurred in connection with any mortgage financing or refinancing or execution, modification or extension of any ground lease; loan prepayment penalties, premiums, fees or charges; (29) fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building or the negotiation of leases with tenants or prospective tenants, including, without limitation, legal fees and disbursements, (30) costs incurred by Landlord in curing, repairing or replacing any structural portion of the Building made necessary as a result of defects in design, workmanship or materials; (31) costs and expenses incurred by Landlord for services which are duplicative of or are normally included in any management fees paid by Landlord; (32) that portion of any Annual Operating Cost that is paid to any entity affiliated with Landlord that is in excess of the amount that would otherwise be paid to an entity that is not affiliated with Landlord for the provision of the same service; (33) rental for personal property leased to Landlord except for rent for personal property leased to Landlord the purchase price for which, if purchased, would be included (in whole or part) in Operating Costs in the year of purchase; (34) attorney’s fees and disbursements, brokerage commissions, transfer taxes, recording costs and taxes, title insurance premiums, title closer’s fees and gratuities and other similar costs incurred in connection with the sale or transfer of an interest in Landlord (including any restructuring, recapitalization or similar events or activities) or the Building; (35) all costs and expenses attributable to any testing, investigation, management, maintenance, remediation, or removal of Hazardous Materials (other than any testing or monitoring customarily conducted by owners of similar office buildings in the ordinary course of operating and managing a building) or the resolution of Y2000 issues; (36) the costs of all sculptures, paintings, and other works of art, and any costs and expenses related to the display or maintenance thereof; and (37) costs of increases in insurance premiums to the extent such increase is solely attributable to the use, occupancy or act of another tenant.

9.6 Further Adjustment. Operating Costs for each calendar year shall be adjusted to include all costs, expenses and disbursements that Landlord reasonably determines would have been incurred if Landlord had provided all utilities and services within the definition of Operating Costs to tenants and occupants in the Building had the Building been ninety five percent (95%) occupied throughout such year.

9.7 Multi-Project Operating Costs. The Building is a part of a larger project or development and as such, Landlord shall have the right (but not the obligation) to allocate to the Building an appropriate portion of those Operating Costs which are incurred with respect to the project as a whole. By way of example, landscaping costs for a multi-building project shall be allocated on an appropriate basis between all tenantable buildings in the project.

9.8 Increases in Operating Costs. For purposes hereof, “Increases in Operating Costs” shall be deemed to mean the increase (if any) in Operating Costs incurred in operating the Building for the Lease Year in question compared to the Operating Costs for the Building incurred in calendar year 2004 (the “Base Year”).

10. REAL ESTATE TAXES

10.1 Defined. Commencing as of the first day of the second Lease Year and thereafter during each calendar year or portion thereof during the Term, Tenant shall pay as Additional Rent to Landlord, without diminution, set-off or deduction, Tenant’s Share of Increases in “Real Estate Taxes” (as defined in Section 10.3, below) paid in such calendar year.

10.2 Estimated Payment. Commencing on the first day of the second Lease Year, Tenant shall make monthly installment payments toward Tenant’s Share of Increases in Real Estate Taxes on an estimated basis, based on Landlord’s reasonable estimate of Real Estate Taxes for such calendar year. Tenant shall pay Landlord, as Additional Rent, commencing on the first day of the second Lease Year and on the first day of each month thereafter throughout the Term (and any extension thereof), one-twelfth (1/12th) of Landlord’s estimate of Tenant’s Share of Increases in Real Estate Taxes for the then-current calendar year. If at any time or times during such calendar year it appears to Landlord that Tenant’s Share of Increases in Real Estate Taxes for such calendar year will vary from Landlord’s estimate by more than five percent (5%) on an annualized basis, Landlord may, by written notice to Tenant, revise its estimate for such calendar year and Tenant’s estimated payments hereunder for such calendar year shall thereupon be based on such revised estimate.

10.3 Real Estate Taxes. For purposes of this Lease, “Real Estate Taxes” shall mean all taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed upon the Building or the Land, or assessed, levied or imposed upon the fixtures, machinery, equipment or systems in, upon or used in connection with the operation of the Building or the Land under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system Real Estate Taxes shall include all reasonable expenses (including, but not limited to, attorneys’ fees, disbursements and actual costs) incurred by Landlord in obtaining or attempting to obtain a reduction of such taxes, rates or assessments, including any legal fees and costs incurred in connection with contesting or appealing the amounts or the imposition of any Real Estate Taxes. In the event Real Estate Taxes (including special assessments) may be paid in installments, they may be paid in installments or in lump sum, at Landlord’s election (and in such event Real Estate Taxes shall include such installments and interest paid on the unpaid balance of the assessment, or the entirety thereof, as applicable). The foregoing notwithstanding, Real Estate Taxes shall not include: (i) any franchise, corporation, income, excess profits taxes or, grantor’s and recordation net profits tax which may be assessed against Landlord or the Project or both, (ii) transfer, grantor’s and recordation taxes assessed against Landlord or the Project or both, (iii) penalties or interest on any late payments of Landlord, (iv) personal property taxes of Tenant, (v) any rental or other charges or fee imposed upon Landlord in connection with the lease or use of any vault space, (vi) estate taxes, inheritance taxes, succession taxes, (vii) gift taxes, (viii) unincorporated business tax, or (ix) taxes on personal property of Landlord not used in connection with the operation, repair or maintenance of the Project Real Estate Taxes also shall exclude any interest or penalties arising by reason of the late payment of same, provided Tenant has timely made all payments of Tenant’s Share of Increases in Real Estate Taxes as required hereunder.

10.4 Annual Reconciliation. Within one hundred twenty (120) days after the end of each calendar year, Landlord shall provide to Tenant Landlord’s calculation of Tenant’s Share thereof (the “Tax Statement”). Within thirty (30) days after the delivery of the Tax Statement, Tenant shall pay to Landlord the amount of any shortfall in the amount of estimated payments made to Landlord pursuant to Section 10.2 on account of Tenant’s Share of Increases in Real Estate Taxes for such calendar year, and the actual amount shown as Tenant’s Share of Increases in Real Estate Taxes for such calendar year. In the event the Tax Statement reflects an overpayment of Tenant’s Share of Increases in Operating Costs for such year, such overpayment shall be credited against the next due Base Rent hereunder.

10.5 Increases in Real Estate Taxes. For purposes hereof, “Increases in Real estate Taxes” shall be deemed to mean the increase (if any) in Real Estate Taxes incurred for the Building for the Lease Year in question compared to the Real Estate Taxes for the Building incurred in the Base Year.

11. ADDITIONAL PROVISIONS; OPERATING COSTS AND REAL ESTATE TAXES.

11.1 Partial Year; End of Term. To the extent that a more accurate method of allocating same cannot be implemented by Landlord, Tenant’s Share of Operating Costs and Real Estate Taxes for any partial calendar year shall be determined by multiplying the amount of Tenant’s Share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such partial year falling within the Term and the denominator of which is 365. If this Lease terminates on a day other than the last day of a calendar year, the amount of any adjustment to Tenant’s Share of Real Estate Taxes with respect to the year in which such termination occurs shall be prorated on the basis which the number of days from January 1 of such year to and including such termination date bears to 365, and any amount payable by Landlord to Tenant or Tenant to Landlord with respect to such adjustment shall be payable within thirty (30) days after delivery by Landlord to Tenant of the applicable Expense Statement and Tax Statement with respect to such year.

11.2 Other Taxes. In addition to Tenant’s Share of Operating Costs and Real Estate Taxes, Tenant shall pay, prior to delinquency, all personal property taxes payable with respect to all property of Tenant located in the Premises or the Building, and shall provide promptly, upon request of Landlord, written proof of such payment.

11.3 Covenant Regarding Timely Payment of Operating Costs and Real Estate Taxes. Landlord covenants to pay all Operating Costs and Real Estate Taxes before the same become delinquent, subject to Tenant’s obligation to make the payments contemplated by Article 9 and Article 10, above, in a timely fashion.

11.4 Contesting Real Estate Taxes. Landlord will have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Project, provided Landlord will use reasonable efforts to minimize the cost of such service. The reasonable cost of such service shall be included in the Real Estate Taxes hereunder in the year same were incurred or paid, at Landlord’s-election. Additionally, during any such period, Landlord shall have the right, in its reasonable judgment, to contest any tax assessment, valuation or levy against the Project, and to retain legal counsel and expert witnesses to assist in such contest and otherwise to incur expenses in such contest, and any reasonable fees, expenses and costs incurred by Landlord in contesting any assessments, levies or tax rate applicable to the Project, whether or not such contest is successful, shall be included in Real Estate Taxes as set forth above.

11.5 Arbitration. Disputes regarding Operating Costs, Real Estate Taxes, and any audit thereof, shall be subject to arbitration in accordance with the provisions of Section 49 hereof.

12. TENANT’S INSURANCE.

12.1 Coverage Requirements. Tenant shall during the Term of this Lease, procure at its expense and keep in force the following insurance:

Commercial general liability insurance naming the Landlord and Landlord’s managing agent as additional insureds against any and all claims for bodily injury and property damage occurring in or about the Premises or any appurtenances thereto covering the operation of the Tenant and any subtenants, licensees and concessionaires of the Tenant. Such insurance shall be written on an “Occurrence Form” and shall include, without limitation, blanket contractual liability recognizing provisions of this Lease, broad form property damage, coverage for independent contractors, personal injury liability and coverage for hired auto and non-ownership auto liability. Such insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. Such insurance shall have a limit of not less than One Million Dollars ($1,000,000.00) per occurrence with a Two Million Dollars ($2,000,000 00) general aggregate with an excess (umbrella) liability insurance in the amount of Two Million Dollars ($2,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) annually in the aggregate; provided, however that no such limits shall be deemed limitation of the liability of Tenant hereunder. If Tenant has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement. Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto. In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease;

Personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located within the Premises (excluding leasehold improvements, which shall be insured by and remain the property of Landlord). Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing,

Workers’ compensation and occupational disease insurance, employee benefit insurance and any other insurance in the statutory amounts required by the laws of the State where the operations are to be performed with broad-form all-states endorsement Employer’s liability insurance with a limit of Five Hundred Thousand Dollars ($500,000.00) for each accident.

Business income insurance in an amount equal to at least to twelve (12) months Rent.

12.2 Rating; Certificates; Cancellation. The policies required to be maintained by Tenant shall be with companies rated A-III or better in the most current issue of Best’s Insurance Reports. Insurers shall be licensed to do business in the Commonwealth of Virginia and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall be commercially reasonable Certificates of insurance and certified copies of the policies shall be delivered to Landlord prior to the Commencement Date and annually thereafter at least thirty (30) days prior to the expiration date of the old policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease. Each policy of insurance shall provide notification to Landlord and any mortgagee(s) of Landlord at least thirty (30) days prior to any cancellation or modification to reduce the insurance coverage.

12.3 Other. In the event Tenant does not purchase the insurance required by this Lease or keep the same in full force and effect, and the same is not corrected within one (1) business day following written notice thereof from Landlord to Tenant, then Landlord may, but shall not be obligated to, purchase the necessary insurance and pay the premium therefore. Tenant shall repay to Landlord, as Additional Rent, any and all reasonable expenses (including attorneys’ fees) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain insurance.

13. LANDLORD’S INSURANCE.

13.1 Coverage. At all times during the Lease Term, Landlord will maintain, the cost of which shall be reimbursable as an Operating Cost hereunder, (a) fire and extended coverage insurance covering the Project, in an amount equal to one hundred percent (100%) of the replacement value thereof, (b) primary and non-contributory public liability and property damage insurance in such amounts as Landlord deems reasonable from time to time, and (c) rent loss insurance for all Rent hereunder for a period of twelve (12) mouths. Landlord shall also have the right to obtain such other types and amounts of insurance coverage on the Building (including loss of rental insurance) and Landlord’s liability in connection with the Building as are customary or advisable for a comparable office project in the Fairfax, Virginia area, as determined by Landlord in Landlord’s reasonable judgment. Any dispute regarding the appropriateness of such additional insurance coverage shall be subject to arbitration pursuant to Section 49 of this Lease.

13.2 Rating; Certificates; Cancellation. The policies required to be maintained by Landlord shall be with companies rated A-X or better in the most current issue of Best’s Insurance Reports Insurers shall be licensed to do business in the Commonwealth of Virginia and domiciled in the USA. Any deductible amounts under any insurance policies required hereunder shall be commercially reasonable, in Landlord’s reasonable judgment. Landlord shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Project and to Tenant as required by this Lease.

14. DAMAGE OR DESTRUCTION.

14.1 Damage Repair.

14.1.1 If the Premises shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty, then Landlord shall, within thirty (30) days after the date of such casualty, provide Tenant with Landlord’s good faith written estimate (the “Estimate”) of how long it will take to repair or restore the Premises.

14.1.2 If neither party elects to terminate this Lease in accordance with the terms hereof following any casualty, then Landlord shall commence promptly and diligently prosecute to completion the restoration of the Premises to their previous condition, subject to Force Majeure as defined herein and delays caused by Tenant; and pending substantial completion of such restoration, the Base Rent and Additional Rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole thereof, and this Lease shall continue in full force and effect.

14.1.3 If Landlord estimates within the Estimate that it will require in excess of one hundred eighty (180) days after the date Tenant’s right of termination hereunder expires to fully repair or restore the Premises in accordance herewith, then, within thirty (30) days after Landlord delivers Tenant the Estimate, Tenant and Landlord shall each have the right to terminate this Lease by written notice to the other, which termination shall be effective as of the date of such notice of termination, and all liabilities and obligations of Landlord and Tenant thereafter accruing shall terminate and be of no legal force and effect except as otherwise specifically set forth herein. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Lease if the fire or other casualty was the result of Tenant’s gross negligence or willful misconduct.

14.1.4 If neither party elects to terminate the Lease and Landlord fails or declines to exercise any other termination right pursuant to this Section 14, Landlord will use all reasonable efforts to commence and complete its restoration of the affected portions of the Premises promptly, and in the event Landlord is unable to complete such restoration within one hundred eighty (180) days after the date Tenant’s right of termination hereunder expires (or such longer period as was referenced in the Estimate, if applicable), as such period may be extended due to Force Majeure (not to exceed ninety (90) days) or due to any delays caused by Tenant (and not limited as to the number of days) then within thirty (30) days after the expiration of such period (but in all events prior to the date Landlord completes its restoration of the Premises), Tenant shall again have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord, provided, however, that if Landlord substantially completes such restoration prior to the end of the thirty (30) day notice period, Tenant’s notice of termination shall be deemed rescinded and ineffective for all purposes, and this Lease shall continue in full force and effect. The provisions of this Section are in lieu of any statutory termination provisions allowable in the event of casualty damage.

14.1.5 If at any time in the course of its restoration of damaged portions of the Premises, Landlord believes in good faith that its original Estimate is no longer accurate for reasons other than Force Majeure (in which event the provisions of Section 14.1 4 shall control), Landlord shall have the right to deliver a revised Estimate to Tenant of the additional time period which Landlord believes will be required to fully repair or restore the Premises in accordance herewith, and, unless Tenant terminates this Lease by written notice to Landlord within ten (10) business days after its receipt of such revised Estimate from Landlord, Tenant shall be deemed to have agreed that, for all purposes of this Section 14.1, the one hundred eighty (180) day time limit otherwise imposed upon completion of Landlord’s restoration of the damaged portions of the Premises shall be extended by the number of additional days needed to complete estimated by Landlord within such revised Estimate. If Tenant elects to terminate this Lease as to the damaged Building after receiving such a revised Estimate from Landlord, as aforesaid, such termination shall be effective as of the date of such notice of termination, and all liabilities and obligations of Landlord and Tenant thereafter accruing hereunder with respect to such Building shall terminate and be of no legal force and effect except as otherwise specifically set forth herein.

14.2 Reconstruction. If all or any portion of the Premises is damaged by fire or other casualty and this Lease is not terminated in accordance with the provisions hereof; then all insurance proceeds under the policy referred to in Section 13.1 hereof that are recovered by Landlord on account of any such damage by fire or casualty shall be made available for the payment of the cost of repair, replacing and rebuilding.

14.3 Business Interruption. Other than rental abatement as and to the extent provided in Section 14.1, no damages, compensation or claim shall be payable by Landlord for inconvenience or loss of business arising from interruption of business, repair or restoration of the Building or Premises.

14.4 Repairs. Landlord’s repair obligations, should it elect to repair, shall be limited to the base Building, Common Areas and all interior improvements to and property within the Premises which are covered or required to be covered hereunder by Landlord’s insurance. Landlord shall use reasonable efforts to commence such repairs and restorations within a reasonable period after Landlord elects to restore the Premises, and to complete such repairs within the time frames referenced in Section 14.1, above. Tenant acknowledges that any such repairs or restorations shall be subject to applicable laws and governmental requirements, any disbursement requirements imposed by Landlord’s mortgagee (if any), and to delay in the process of adjusting any insurance claim associated therewith, and delays resulting from any of the foregoing shall constitute a “Force Majeure” hereunder, shall not in any event constitute a breach of this Lease by Landlord, and shall extend the time for completing such restoration as long as Landlord uses reasonable efforts to commence and complete such repairs and restorations in a timely fashion.

14.5 End of Term Casualty. Anything herein to the contrary notwithstanding, if more than thirty (30%) of the Premises is destroyed or damaged during the last eighteen (18) months of the Lease Term, then either Landlord or Tenant shall have the right to terminate this Lease (in whole if the damage extends to all of the Premises or otherwise as to the affected portion of the Premises within the Building) upon thirty (30) days prior written notice to the other, which termination shall be effective on the thirtieth (30th) day after the other party’s receipt of such notice. Such notice must be delivered within thirty (30) days after such casualty, or shall be deemed waived; provided, however, that Tenant may revoke such termination notice, and require Landlord to restore the Premises, by exercising any renewal option provided herein, if any.

15. MACHINERY AND EQUIPMENT ALTERATIONS AND ADDITIONS; REMOVAL OF FIXTURES.

15.1 Tenant shall not place a load upon the floor of the Premises which exceeds the maximum live load per square foot which Landlord (or Landlord’s architect or engineer) reasonably determines is appropriate for the Building without Landlord’s prior written consent. Tenant will not install or operate in the Premises any electrical or other equipment requiring any changes, replacements or additions to any base building system, without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed (and if such consent is granted Tenant shall be responsible for the costs of such changes, replacements or additions).

15.2 Tenant shall not make or allow to be made any alterations, additions or improvements to or on the Premises which affect any structural or building system components of the Premises or which, under applicable codes, rules and/or regulations require any building electrical, plumbing or other permit, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall have the right to make any other alterations, repairs, additions or improvements in or to the Premises without Landlord’s prior written consent provided Tenant provides Landlord with prior written notice thereof; provided, however that no exterior modification shall be made in any event without Landlord’s prior written consent in all cases. Any such alterations, additions or improvements, including, but not limited to, wall covering, paneling and built-in cabinet work, shall be made at Tenant’s sole expense (and, with respect to structural alterations, according to plans and specifications approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed), in compliance with all applicable laws, by a licensed contractor, and in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date, and shall at once become a part of the realty and shall be surrendered with the Premises (except as provided in Section 15.3, below). Tenant shall have the right to use its own vendors to perform alterations to the Premises, subject to Landlord’s reasonable prior approval in cases where the underlying alteration requires Landlord’s consent hereunder.

15.3 Upon the expiration or sooner termination of the Lease Term, Tenant shall, at Tenant’s sole expense, with due diligence, remove any alterations, additions, or improvements made by Tenant which are designated by Landlord to be removed at the time its consent to the installation thereof is granted, and repair any damage to the Premises caused by such removal; provided, however, that Landlord may only require that Tenant remove any improvements if in Landlord’s reasonable professional judgment such improvements (i) are not customarily found in comparable office buildings in the Fairfax, Virginia area, or (ii) would make it difficult for Landlord to re-lease the Premises without removing or altering such improvements. Tenant shall remove any of its movable property, trade fixtures and roof devices. Tenant shall pay Landlord any damages for injury to the Premises or Building resulting from such removal. All items of Tenant’s personal property that are not removed from the Premises or the Building by Tenant at the termination of this Lease shall be deemed abandoned and become the exclusive property of Landlord, without further notice to or demand upon Tenant. If the Premises are not surrendered as and when aforesaid, Tenant shall indemnify Landlord against all claims, losses, costs, expenses (including reasonable attorneys’ fees) and liabilities resulting from the delay by Tenant in so surrendering the same, including without limitation any claims made by any succeeding occupant founded on such delay. Tenant’s obligations under these Sections 15.2 and 15.3 shall survive the expiration or termination of this Lease.

16. ACCEPTANCE OF PREMISES.

Landlord shall tender, and Tenant shall accept possession of; the Premises in it’s as-is condition.

17. TENANT IMPROVEMENTS.

Landlord shall not be required to provide or construct any improvements or other alterations to the premises. Tenant shall be entitled to make such improvements to the Premises as it shall deem advisable, subject in all events to the reasonable prior approval of Landlord and compliance with the terms of Section 15 hereof. Any such improvements shall be undertaken in a first class lien free manner, at the sole cost and expense of Tenant. Provided that Tenant is not in default hereunder, Landlord shall provide an allowance in the amount of $317,505.00 (the “Allowance”) to Tenant to fund a portion of the cost of the improvements to be undertaken by Tenant in the Premises. The Allowance shall be funded as follows: $106,615.00 on the Commencement Date, $6,615.00 on the first day of each month for the following eleven (11) months, $75,000.00 on the first day of the second Lease Year, and $63,125.00 on the first day of the second calendar month of the third Lease Year. The foregoing notwithstanding, in the event Tenant has in place contracted gross revenue of not less than $8,000,000.00 for the Base Year, and provides reasonable evidence to Landlord to such effect, the final payment of the Allowance as is set forth above shall be paid simultaneously with the $75,000.00 payment from the Allowance to be paid on the first day of the second Lease Year.

18. ACCESS.

18.1 Subject to the restrictions set forth below, Tenant shall permit Landlord and its agents to enter the Premises at all reasonable times (provided such access does not interfere with Tenant’s permitted use of the Premises) to inspect the same; to show the Premises to prospective tenants, or interested parties such as prospective lenders and purchasers; to exercise its rights under Section 48; to clean, repair, alter or improve the Premises or the Building; to discharge Tenant’s obligations when Tenant has failed to do so within a reasonable time after written notice from Landlord, to post notices of non-responsibility and similar notices and “For Sale” signs and during the last twelve (12) months of the Lease Term, to place “For Lease” signs upon or adjacent to the Building or the Premises. Tenant shall permit Landlord and its agents to enter the Premises at any time in the event of an emergency. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure. In exercising the foregoing rights, Landlord shall use reasonable efforts to minimize any disruption to Tenant’s business. Landlord shall coordinate any entry into the Premises with Tenant’s facilities supervisor at least 24 hours in advance (except in cases of emergency involving fire or other casualty, or other risk of injury or death to persons), and Landlord acknowledges that Tenant may require Landlord and its agents to be accompanied by a representative of Tenant for security purposes upon Landlord’s entry to certain limited portions of the Premises (other than in cases of emergency involving fire or other casualty, or other risk of injury or death to persons) for legitimate, documented security purposes. Tenant shall supply Landlord with telephone numbers for Tenant’s facilities supervisor so that Landlord will be able to comply with established security procedures to the extent feasible under the circumstances in the event Landlord requires immediate access to the Premises to cure any emergency situation. In the event Tenant, though no act or omission of its own, is deprived of access to the Premises as a result of Landlord’s closure of all access to the Building or Premises for a period exceeding five (5) consecutive business days, and as a result thereof Tenant is unable to and does not in fact occupy or conduct business from any portion of the Premises, then from and after such fifth (5th) business day and until the restoration of access to the Building and/or Premises, as applicable, Tenant shall be entitled to abate its Rent obligations hereunder.

18.2 Landlord shall be excused from such of its obligations under this Lease as are directly and materially impacted by the inability of Landlord to access the Premises or any applicable part thereof due to Tenant’s security restrictions, if and to the extent the performance of such obligations was in fact hindered, frustrated, or rendered impossible or impracticable due to the effect of such restrictions on access.

19. MUTUAL WAIVER OF SUBROGATION.

19.1 Tenant. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Landlord or Landlord’s agents or employees, or any other cause, Tenant hereby releases Landlord and Landlord’s agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of Tenant located in the Project, arising out of any of the perils which are covered by Tenant’s property insurance policy, with extended coverage endorsements which Tenant is required to obtain under the applicable provisions of this Lease, whether or not actually obtained, or (ii) loss resulting from business interruption at the Premises, arising out of any of the perils which may be covered by any business interruption insurance policy which may be carried by Tenant.

19.2 Landlord. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Tenant or Tenant’s agents or employees, or any other cause, Landlord hereby releases Tenant and Tenant’s agents and employees from responsibility for and waives its entire claim of recovery for any and all loss or damage to the Building or any personal property of Landlord located about the Project and the Building generally and all property attached thereto (excluding any such property required to be insured by Tenant hereunder), arising out of any of the perils which are covered by Landlord’s property insurance policy which Landlord is required to obtain under the applicable provisions of this Lease, whether or not actually obtained.

19.3 Carriers. Landlord and Tenant shall each cause its respective insurance carrier(s) to consent to such waiver of all rights of subrogation against the other, and to issue an endorsement to all policies of insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies.

20. INDEMNIFICATION.

20.1 Subject to the provisions of Section 19 hereof and other provisions of this Lease, Tenant shall indemnify and hold harmless Landlord, its agents, employees, officers, directors, partners and shareholders from and against any and all third party claims, liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, arising out of such third party claims, to the extent arising out of (i) the use and occupancy of the Premises by Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, visitors, assignees or subtenants, (ii) the gross negligence or willful misconduct of Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, visitors, assignees or subtenants, in or about the Project; and/or (iii) any breach or Default by Tenant under this Lease; provided that this indemnity shall not apply to any loss, damage, liability or expense resulting from injuries to third parties caused by the gross negligence or willful misconduct of Landlord, or its officers, contractors, licensees, agents, employees or invitees (while within the Premises) Tenant shall not be responsible or liable for any claims for the interruption of or loss to Landlord’s business, nor any other consequential or indirect damages on account of or in connection with the indemnifications set forth above.

20.2 The indemnifications set forth in this Section 20 shall survive termination of this Lease.

21. ASSIGNMENT AND SUBLETTING.

21.1 Consent Required. Except as specifically set forth herein to the contrary, Tenant shall not assign, encumber, mortgage, pledge, license, hypothecate or otherwise transfer the Premises or this Lease, or sublease all or any part of the Premises, or permit the use or occupancy of the Premises by any party other than Tenant, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Upon any permitted assignment or sublease (other than as set forth in subsection 21.4 hereof, in which event this sentence does not apply), Landlord and Tenant shall share equally in any rent, additional rent or other payments made by the assignee or subtenant which are in excess of the Base Rent, Tenant’s Share of Increases in Operating Costs, Tenant’s Share of Increases in Real Estate Taxes, and other additional rent payable by Tenant hereunder (calculated after Tenant has recovered in full from such consideration its “Transaction Expenses” (as hereafter defined)). The term “Transaction Expenses” shall mean all reasonable and actual out-of-pocket expenses incurred by Tenant in procuring such assignment or sublease, including broker fees and legal fees (if any) paid by Tenant, any improvements which Tenant makes to the applicable portion of the Premises at Tenant’s expense in connection with such assignment or sublease, and any buy-out of the assignee’s or sublessee’s existing lease paid for by Tenant as a part of such transaction.

21.2 Procedure. Tenant must request Landlord’s consent to such assignment or sublease in writing at least fifteen (15) business days prior to the commencement date of the proposed sublease or assignment, which written request must include (a) the name and address of the proposed assignee or subtenant, (b) the nature and character of the business of the proposed assignee or subtenant, (c) financial information (including financial statements) of the proposed assignee or subtenant, and (d) a copy of the proposed sublet or assignment agreement. Tenant shall also provide any additional information Landlord reasonably requests regarding such proposed assignment or subletting. Within ten (10) days after Landlord receives Tenant’s request (with all required information included), Landlord shall, by written notice to Tenant, elect either: (i) to grant its consent to such proposed assignment or subletting, or (ii) to deny its consent to such proposed assignment or subletting, setting forth with specificity the reason for such denial. If Landlord does not exercise either of the above options within fifteen (15) business days after Landlord receives Tenant’s request, then Tenant may assign or sublease the Premises upon the terms stated in Tenant’s request.

21.3 Conditions. Any subleases and/or assignments hereunder are also subject to all of the following terms and conditions:

21.3.1 No consent to any assignment or sublease shall constitute a further waiver of the provisions of this Section, and all subsequent assignments or subleases may be made only with the prior written consent of Landlord. In no event shall any consent by Landlord be construed to permit reassignment or resubletting by a permitted assignee or sublessee, nor shall any assignment or sublease effectuate a release of Tenant from its obligations hereunder.

21.3.2 Tenant shall remain liable for all Lease obligations, all of which shall be unaffected by any such sublease or assignment, and which Lease obligations shall remain in full force and effect for all purposes. An assignee of Tenant, at the option of Landlord, shall become directly liable to Landlord for all obligations of Tenant hereunder, but no sublease or assignment by Tenant shall relieve Tenant of any liability hereunder.

21.3.3 Any assignment or sublease without Landlord’s prior written consent shall be void, and shall, at the option of the Landlord, constitute a Default under this Lease.

21.3.4 The term of any such assignment or sublease shall not extend beyond the Lease Term. In no event will any assignee or subtenant (other than pursuant to a transfer of the Lease within the scope of Section 21.4, below) have the right to renew or extend the term of this Lease pursuant to Section 51, below.

21.3.5 Without limitation, it shall not be unreasonable for Landlord to deny its consent to any proposed assignment or sublease if the proposed assignee or subtenant fails to satisfy any one or more of the following criteria: (1) if the proposed assignee or sublessee has a net worth less than that of Tenant’s at the time Tenant and Landlord execute this Lease and Landlord determines in its reasonable judgment that the proposed assignee or subtenant may be unable to meet its financial and other obligations under this Lease after such assignment or sublease; (2) if the proposed assignee or subtenant proposes to use the Premises for a purpose which is not a general office use or administrative use; (3) if the proposed assignee or subtenant has a history of landlord/tenant or debtor/creditor problems (such as, but not limited to, defaults, evictions, or other disputes) with Landlord, other landlords or other creditors, or (4) Landlord determines, in its reasonable judgment, that the proposed assignment/sublease documentation is not acceptable.

22. ADVERTISING.

Except with respect to building directory signage provided in Landlord’s standard directory format, Tenant shall not display any sign, graphics, notice, picture, or poster, or any advertising matter whatsoever, anywhere in or about the Premises or the Building at places visible from anywhere outside or at the entrance to the Premises without first obtaining Landlord’s written consent thereto, which Landlord may grant or withhold .in its sole discretion Tenant shall be responsible to maintain any permitted signs and remove the same at Lease termination. If Tenant shall fail to do so, Landlord may do so at Tenant’s cost Tenant shall be responsible to Landlord for any damage caused by the installation, use, maintenance or removal of any such signs.

23. LIENS.

Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify and hold Landlord, its agents, employees independent contractors, officers, directors, partners, and shareholders harmless from any liability, cost or expense (including attorneys’ fees and defense costs) for or arising from such liens. Tenant shall cause any such lien imposed to be released of record by payment or posting of the proper bond acceptable to Landlord within twenty (20) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a Notice of Nonresponsibility or other notice deemed proper before commencement of any such work. If Tenant fails to remove any lien within the prescribed twenty (20) day period, then Landlord may do so at Tenant’s expense and Tenant’s reimbursement to Landlord for such amount, including reasonable attorneys’ fees and costs, shall be deemed Additional Rent hereunder.

24. DEFAULT.

24.1 Tenant’s Default. A “Default” under this Lease by Tenant shall exist if any of the following occurs (taking into account the expiration of the notice and cure periods provided for below):

24.1.1 If Tenant fails to pay Base Rent, Additional Rent or any other sum required to be paid hereunder within five (5) days after written notice from Landlord that such payment was due, but was not paid as of the due date (provided, however, if Landlord has delivered two (2) such notices to Tenant within the prior twelve (12) month period, any subsequent failure to pay Base Rent, Additional Rent or any other sum required to be paid to Landlord hereunder on or before the due date for such payment occurring shall constitute a Default by Tenant without requirement of such five (5) day notice and opportunity to cure, but in the event a full year elapses between such failures then Tenant shall again have the right to such cure period), or

24.1.2 If Tenant fails to perform any term, covenant or condition of this Lease except those requiring the payment of money to Landlord as set forth in Section 24.11 above, and Tenant fails to cure such breach within thirty (30) days after written notice from Landlord where such breach could reasonably be cured within such thirty (30) day period, provided, however, that where such failure could not reasonably be cured within the thirty (30) day period, that Tenant shall not be in Default if it commences such performance promptly after its receipt of Landlord’s written notice and diligently thereafter prosecutes the same to completion, provided that no such grace period to be permitted in the event of any one or more of the following: (i) the Default relates to the maintenance of insurance obligations, (ii) the Default relates to the assignment and subletting provisions, (iii) the Default relates to a violation of Section 5.2 of this Lease, (iv) the Default is of a nature as set forth in Section 24.1.3, in which event the periods set forth therein shall control, or Section 24.1.4, in which event there shall be no applicable cure period, or (v) there exists a reasonable possibility of danger to the health or safety of the Landlord, the Tenant, Tenant’s invitees, or any other occupants of, or visitors to, the Building, or

24.1.3 lf Tenant shall (i) make an assignment for the benefit of creditors, (ii) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (iii) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant and of all or substantially all of Tenant’s property, (iv) file a petition seeking an order for relief under the Bankruptcy Code, as now or hereafter amended or supplemented, or by filing any petition under any other present or future federal, state or other statute or law for the same or similar relief, or (v) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding within sixty (60) days after such proceeding is initiated, or

24.1.4 If Tenant shall have abandoned the Premises or any material (i.e., in excess of 70%) portion thereof.

24.2 Remedies. Upon a Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or available in equity or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative.

24.2.1 Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as Long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Base Rent, Additional Rent and other charges when due.

24.2.2 Landlord may terminate this Lease, or may terminate Tenant’s right to possession of the Premises, at any time by giving written notice to that effect, in which event Landlord covenants to use commercially reasonable efforts to relet the Premises or any part thereof and mitigate its damages, as more fully set forth herein. Upon the giving of a notice of the termination of this Lease, this Lease (and all of Tenant’s rights hereunder) shall immediately terminate, provided that, without limitation, Tenant’s obligation to pay Base Rent, Additional Rent, and any damages otherwise payable under this Section 24, shall survive such termination and shall not be extinguished thereby. Upon the giving of a notice of the termination of Tenant’s right of possession, all of Tenant’s rights in and to possession of the Premises shall terminate but this Lease shall continue subject to the effect of this Section 24. Upon either such termination, Tenant shall surrender and vacate the Premises in the condition required by Section 26, and Landlord may re-enter and take possession of the Premises and all the remaining improvements or property and eject Tenant or any of the Tenant’s subtenants, assignees or other person or persons claiming any right under or through Tenant or eject some and not others or eject none. This Lease may also be terminated by a judgment specifically providing for termination. Any termination under this Section shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages or Base Rent, Additional Rent or other sum previously accrued or thereafter accruing against Tenant, all of which shall expressly survive such termination. Reletting may be for a period shorter or longer than the remaining Lease Term. No act by Landlord other than giving written notice to Tenant shall terminate this Lease Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a constructive or other termination of Tenant’s right to possession or of this Lease, either of which may be effected solely by an express written notice from Landlord to Tenant. On termination, Landlord shall have the right to remove all Tenant’s personal property and store same at Tenant’s cost, and to recover from Tenant as damages:

(A) The worth at the time of award of unpaid Base Rent, Additional Rent and other sums due and payable which had been earned at the time of termination; plus

(B) The worth at the time of award of the amount by which the unpaid Base Rent, Additional Rent and other sums due and payable which would have been payable after termination for the balance of the Lease Term exceeds the fair rental value of the Premises for the balance of the Term; plus

(C) Any other amount necessary to compensate Landlord for all of the reasonable, actual out-of-pocket costs incurred on account of Tenant’s failure to perform Tenant’s obligations under this Lease, including, without limitation, any costs or expenses reasonably incurred by Landlord; (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or a portion thereof including such acts for reletting to a new tenant or tenants; (iii) for the unamortized portion of the leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises. To the extent any of such costs are incurred in connection with a lease transaction having a term in excess of the remaining Term hereof, all of the foregoing costs incurred in connection therewith shall be amortized on a straight-line basis over the term of such new lease, assuming equal monthly installments of principal and interest, at an interest rate of twelve percent (12%), and Tenant’s liability shall be limited to the amortized portion of the same (i.e., the monthly payments as so determined) falling within the Term hereof.

(D) The “worth at the time of award” of the amounts referred to in Section 24.2.2.1 is computed by allowing interest at the Default Rate through the date of payment. The “worth at the time of award” of the amounts referred to in Section 24.2.2.2 shall be computed by discounting the same to present value using the Discount Rate. In lieu of the amounts recoverable by Landlord pursuant to Section 24.2.2.2, above, but in addition to the amounts specified in Section 24.2.2.1 and 24.2.2.3 (or any other portion of this Section 24),

Landlord may, at its sole election, recover “Indemnity Payments,” as defined hereinbelow, from Tenant For purposes of this Lease “Indemnity Payments” means an amount equal to the Base Rent, Additional Rent and other payments provided for in this Lease which would have become due and owing hereunder from time to time during the unexpired Lease Term after the effective date of the termination, but for such termination, less the Base Rent, Additional Rent and other payments, if any, actually collected by Landlord and allocable to the Premises. If Landlord elects to pursue Indemnity Payments as set forth above, Tenant shall, on demand, make Indemnity Payments monthly, and Landlord may sue for all Indemnity Payments at any time after they accrue, either monthly, or at less frequent intervals Tenant further agrees that Landlord may bring suit for Indemnity Payments and/or any other damages recoverable herein at or after the end of the Lease Term as originally contemplated under this Lease, and Tenant agrees that, in such event, Landlord’s cause of action to recover the Indemnity Payments shall be deemed to have accrued on the last day of the Lease Term as originally contemplated. In seeking any new tenant for the Premises, Landlord shall be entitled to grant any concessions it deems reasonably necessary. In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. To the fullest extent permitted by law, Tenant waives redemption or relief from forfeiture under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

24.2.3 Landlord may, with or without terminating this Lease, re-enter the Premises pursuant to judicial process (except in the event of Tenant’s abandonment of the Premises in which event no judicial process shall be required) and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Section shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

24.2.4 Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does hereby specifically waive and surrender any and all rights and privileges, so far as is permitted by law, which Tenant and all such persons might otherwise have under any present or future law (1) except as may be otherwise specifically required herein, to the service of any notice to quit or of Landlord’s intention to re-enter or to institute legal proceedings, which notice may otherwise be required to be given, (2) to redeem the Premises, (3) to re-enter or repossess the Premises, (4) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court or judge, or any re-entry by Landlord, or any expiration or termination of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease, (5) to the benefit of any law which exempts property from liability for debt or for distress for rent or (6) to a trial by jury in any claim, action proceeding or counter-claim arising out of or in any way connected with this Lease.

24.2.5 In the event of termination of this Lease or repossession of the Premises after a Default, Landlord agrees to use commercially reasonable efforts to mitigate its damages and relet the Premises after any termination of this Lease or Tenant’s right to possession of the Premises hereunder, provided that (i) (if applicable) Landlord shall not be obligated to show preference for reletting the Premises over any other vacant space in the Project, (ii) Landlord shall have the right (but not the obligation) to divide the Premises, or to consolidate portions of the Premises with other spaces, in order to facilitate such reletting, as Landlord deems appropriate, (iii) Landlord shall not have any obligation to use efforts other than commercially reasonable efforts under the circumstances to collect rental after any such reletting, and (iv) Landlord may relet the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose, upon such terms as it deems appropriate, and may grant any rental or other lease concessions as it deems advisable, including free rent. In any dispute regarding whether Landlord has met its obligation to use commercially reasonable efforts to mitigate its damages hereunder, Tenant shall have the burden of proving, by clear and convincing evidence, that Landlord has failed to do so. In no event shall Tenant be entitled to any excess of any rental obtained under this Section 24.2.5 by reletting over and above the Base Rent and Additional Rent herein reserved.

24.2.6 Notwithstanding anything herein to the contrary, except as specifically set forth in Section 24.2.3, in no event shall Landlord be entitled to take possession of the Premises except pursuant to legal proceedings.

25. SUBORDINATION.

This Lease shall at all times be and remain subject and subordinate to the lien of any mortgage, deed of trust, ground lease or underlying lease now or hereafter in force against the Premises, and to all advances made or hereafter to be made upon the security thereof Tenant shall execute and return to Landlord any customary documentation requested by Landlord in order to confirm the foregoing subordination within ten (10) days after Landlord’s written request. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, Tenant shall attorn to the purchaser at any such foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as the Landlord under this Lease. Tenant agrees that no mortgagee or successor to such mortgagee shall be (i) bound by any payment of Base Rent or Additional Rent for more than one (1) month in advance, (ii) bound by any amendment or modification of this Lease made without the consent of Landlord’s mortgagee or such successor in interest, (iii) liable for damages for any breach, act or omission of any prior landlord, or (iv) subject to any claim of offset or defenses that Tenant may have against any prior landlord; provided that such mortgagee or successor shall not be relieved of the obligation to comply with all of the Landlord’s obligations under the Lease accruing from and after the date such mortgagee or successor takes title to the Project, irrespective of whether the original noncompliance with any such obligation arose prior to and is continuing as of such date, or arose on or after such date (provided however that if such obligation arose prior to the date such mortgagee or successor took title to the Project, such mortgagee or successor shall not be deemed in default until after the provision of any notice of default required by this Lease to such mortgagee or successor, and its failure to cure same within the cure period provided for herein).

26. SURRENDER OF POSSESSION.

Upon expiration of the Lease Term, Tenant shall promptly and peacefully surrender the Premises to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by fire, casualty and condemnation excepted. If the Premises are not surrendered in accordance with the terms of this Lease, Tenant shall indemnify Landlord and its agents, employees, independent contractors, officers, directors, partners, and shareholders against any loss or liability including reasonable attorneys’ fees and costs, and including liability to succeeding tenants, resulting from delay by Tenant in so surrendering the Premises. This indemnification shall survive termination of this Lease.

27. NON-WAIVER.

Waiver by Landlord o any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition(s), or any subsequent breach of the same or any other term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Base Rent.

28. HOLDOVER.

If Tenant shall, without the written consent of Landlord, hold over after the expiration of the Lease Term, Tenant shall be deemed a tenant at sufferance, which tenancy may be terminated as provided by applicable state law. During any holdover tenancy (whether or not consented to by Landlord), unless Landlord has otherwise agreed in writing, Tenant agrees to pay to Landlord, a per diem occupancy charge equal to one hundred fifty percent (150%) of the per diem Base Rent and Additional Rent as was in effect under this Lease for the last month of the Lease Term. Such payments shall be made within five (5) business days after Landlord’s demand, and in no event less often than once per month (in advance). In the case of a holdover which has been consented to by Landlord, unless otherwise agreed to in writing by Landlord and Tenant, Tenant shall give to Landlord thirty (30) days prior written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty (30) days prior written notice to quit the Premises, except in the event of non-payment of Base Rent or Additional Rent in advance or the breach of any other covenant or the existence of a Default. Upon expiration of the Lease Term as provided herein, Tenant shall not be entitled to any notice to quit, the usual notice to quit being hereby expressly waived under such circumstances, and Tenant shall surrender the Premises on the last day of the Lease Term as provided in Section 26, above.

29. CONDEMNATION.

29.1 Definitions. The terms “eminent domain”, “condemnation”, and “taken”, and the like in this Section 29 include takings for public or quasi-public use, and sales under threat of condemnation and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain.

29.2 Taking. If the whole of the Premises is taken, either permanently or temporarily, by eminent domain or condemnation, this Lease shall automatically terminate as of the date title vests in the condemning authority, and Tenant shall pay all Base Rent, Additional Rent, and other payments up to that date. If twenty percent (20%) or more of the Premises is permanently taken, or if access to the by Tenant is, by virtue of a taking, permanently denied, by eminent domain or condemnation, then Landlord or Tenant shall have the right (to be exercised by written notice to the other within sixty (60) days after receipt of notice of said taking) to terminate this Lease from the date when possession is taken thereunder pursuant to such proceeding or purchase. If neither party elects to terminate this Lease, as aforesaid, then Landlord shall within a reasonable time after title vests in the condemning authority, repair and restore, at Landlord’s expense, the portion not taken so as to render same into an architectural whole to the fullest extent reasonably possible, and, if any portion of the Premises is taken, thereafter the Base Rent and Additional Rent shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken. If there is a temporary taking involving the Premises or Building, if a taking of other portions of the Building or Common Areas does not deny Tenant access to the Building and Premises, or if less than twenty percent (20%) of the Premises is permanently taken by eminent domain or condemnation, then this Lease shall not terminate, and Landlord shall repair and restore, at its own expense, the portion not taken so as to render same into an architectural whole to the fullest extent reasonably possible, and, if any portion of the Premises was taken, thereafter the Base Rent and Additional Rent shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken.

29.3 Award. Except as set forth below, Landlord reserves all rights to damages to the Premises or arising out of the loss of any leasehold interest in the Premises created hereby, arising in connection with any partial or entire taking by eminent domain or condemnation. Tenant hereby assigns to Landlord any right Tenant may have to such damages or award, and Tenant shall make no claim against Landlord or the condemning authority for damages for termination of Tenant’s leasehold interest or for interference with Tenant’s business as a result of such taking. The foregoing notwithstanding, Tenant shall have the right to claim and recover from the condemning authority compensation for any loss which Tenant may incur for Tenant’s moving expenses, business interruption or taking of Tenant’s personal property, trade fixtures and other improvements within the Premises (but specifically excluding any leasehold interest in the Building or Premises and any such fixtures or improvements funded by the Allowance) under the then applicable law provided that Tenant shall not make any claim that will detract from or diminish any award for which Landlord may make a claim.

30. NOTICES.

All notices and demands which may be required or permitted to be given to either party hereunder shall be in writing, and shall be delivered personally or sent by United States certified mail, postage prepaid, return receipt requested, or by Federal Express or other reputable overnight carrier, to the addresses set out in Section 1.7, and to such other person or place as each party may from time to time designate in a notice to the other Notice shall be deemed given upon the earlier of actual receipt or refusal of delivery.

31. MORTGAGEE PROTECTION.

Tenant agrees to give any mortgagee(s) and/or trust deed holder(s), by registered mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the addresses of such mortgagee(s) and/or trust deed holder(s). Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagee(s) and/or trust deed holder(s) shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days any mortgagee and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such default, during which time Tenant shall not have the right to pursue any claim against Landlord, such mortgagee and/or such trust deed holder(s), including but not limited to any claim of actual or constructive eviction.

32. COSTS AND ATTORNEYS’ FEES.

In any litigation between the parties arising out of this Lease, and in connection with any consultations with counsel and other actions taken or notices delivered, in relation to a default by any party to this Lease, the non-prevailing party shall pay to the prevailing party all reasonable expenses and court costs including attorneys’ fees incurred by the prevailing party, in preparation for and (if applicable) at trial, and on appeal. Such attorney’s fees and costs shall be payable upon demand.

33. BROKERS.

Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Transwestern Commercial Services, LLC in the negotiating or making of this Lease, both of which shall be paid a fee by Landlord pursuant to separate written agreement upon the consummation of this Lease. Tenant and Landlord each agree to indemnify the other, and its respective agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorney’s fees and costs, incurred in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building or Premises or claiming to have procured or claim to have represented such party lathe Lease. Landlord and Tenant each represents that it has not dealt with any brokers other than the parties listed above in negotiating and entering into this Lease, and shall indemnify, defend and bold the other harmless from any breach of the foregoing representation and warranty.

34. LANDLORD’S LIABILITY.

Anything in this Lease to the contrary notwithstanding, covenants, undertakings and agreements herein made on the part of the Landlord are made and intended not for the purpose of binding Landlord personally or the assets of Landlord but are made and intended to bind only the Landlord’s interest in the Premises and Building, as the same may, from time to time, be encumbered, and no personal liability shall at any time be asserted or enforceable against Landlord or its stockholders, officers or partners or their respective heirs, legal representatives, successors and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease. In addition, in no event shall Landlord be in default of this Lease unless Tenant notifies Landlord in writing of the precise nature of the alleged breach by Landlord, and Landlord fails to cure such breach within fifteen (15) days after the date of Landlord’s receipt of such notice (provided that if the alleged breach is of such a nature that it cannot reasonably be cured within such fifteen (15) day period, then Landlord shall not be in default if Landlord commences a cure within such fifteen (15) day period and diligently thereafter prosecutes such cure to completion). In no event shall Tenant have any right to terminate this Lease by virtue of any uncured default by Landlord.

35. ESTOPPEL CERTIFICATES.

Tenant shall, from time to time, within ten (10) business days of Landlord’s written request, execute, acknowledge and deliver to Landlord or its designee a written statement stating: the date the Lease was executed and the date it expires, the date the Tenant entered occupancy of the Premises, the amount of Base Rent, Additional Rent and other charges due hereunder and the date to which such amounts have been paid, that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of any agreement so affecting this Lease); that this Lease represents the entire agreement between the parties as to this leasing; that all conditions under this Lease to be performed by the Landlord have been satisfied (or specifying any such conditions that have not been satisfied); that all required contributions by Landlord to Tenant on account of Tenant’s improvements have been received (or specifying any such contributions that have not been received); that to Tenant’s knowledge, following reasonable investigation and inquiry, there are no existing defenses or offsets which the Tenant has against the enforcement of this Lease by the Landlord; that no Base Rent or Additional Rent has been paid more than one (1) month in advance; that no security has been deposited with Landlord (or, if so, the amount thereof) other than the Security Deposit, or any other customary factual matters evidencing the status of the Lease, as may be reasonably required either by a lender making a loan to Landlord to be secured by a deed or trust or mortgage against the Building, or a purchaser of the Building, which written statement shall, to the extent the certifications required to be made therein are true and correct as of such time, be in substantially the same form as Exhibit F attached hereto and made a part hereof by this reference. It is intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or a mortgagee of Landlord’s interest or assignee of any mortgage upon Landlord’s interest in the Building. If Tenant fails to respond within ten (10) business days after receipt by Tenant of a written request by Landlord as herein provided, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee consistent with the terms of the estoppel so requested.

36. FINANCIAL REPRESENTATIONS AND INFORMATION.

Tenant shall from time to time deliver to Landlord updated financial information, certified by Tenant’s chief financial officer as true, correct and complete as of the close of the

Tenant’s most recent fiscal year for which financial statements have been completed, within ten (10) business days after Landlord’s written request (which shall be limited to one (1) request per calendar year during the Lease Term).

37. TRANSFER OF LANDLORD’S INTEREST.

In the event of any transfer(s) of Landlord’s interest in the Premises or the Building to a bona-fide third-party purchaser, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, and Tenant agrees to attorn to the transferee.

38. RIGHT TO PERFORM.

If Tenant shall fail to pay any sum of money, other than Base Rent and Additional Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and (except in the event of emergency in which case no grace or cure period shall be applicable or required) such failure shall continue for ten (10) days (or such longer cure period as may be provided for herein) after written notice thereof, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this section as in the case of Default by Tenant in the payment of Base Rent. All sums paid by Landlord and all penalties, interest and costs in connection therewith, shall be due and payable by Tenant upon written demand within ten (10) business days after such payment by Landlord, together with interest thereon at the Default Rate from such date to the date of payment.

39. COMMON AREAS.

For purposes hereof, the term “Common Areas” shall mean (i) all portions of the Land other than portions upon which the Building is situated, including landscaped areas and the like, as the same may be modified from time to time by Landlord; (ii) all loading docks, corridors, lobbies, elevator cabs, stairs and other portions of the Building that would customarily be made available to tenants of the Building, as the same may be modified from time to time by Landlord; (iii) any parking deck, parking structure, or surface parking facility, and any connector from the Building thereto; and (iv) any areas which are common areas for, on, or utilized in general by tenants, owners and/or occupants of the Hunters Branch complex, including both current and any future phases thereof.

40. SALES AND AUCTIONS.

Tenant may not display or sell merchandise outside the exterior walls and doorways of the Premises and may not use such areas for storage. Tenant shall not conduct or permit to be conducted any sale by auction in, upon or from the Premises whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceedings.

41. ACCESS TO ROOF.

Tenant shall have no access to, or the right to use, the roof of the Building for any purpose, without Landlord’s prior written consent, given or withheld in Landlord’s sole and absolute discretion.

42. ACCESS.

Tenant shall have access to the Premises twenty four (24) hours per day, seven (7) days per week.

43. AUTHORITY OF LANDLORD AND TENANT.

Each of Landlord and Tenant shall furnish the other with appropriate partnership and/or corporate resolutions, as applicable, confirming that the individual executing this Lease on behalf of each has been duly authorized to execute and deliver this Lease on behalf of such party and that this Lease is binding upon such party.

44. NO ACCORD OR SATISFACTION.

No payment by Tenant or receipt by Landlord of a lesser amount than the Base Rent, Additional Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Base Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Rent, Additional Rent or other sum and to pursue any other remedy provided in this Lease.

45. LEGAL REQUIREMENTS.

Tenant shall, as part of Tenant’s Work, cause the Premises to comply as of the Commencement Date with all laws, orders, ordinances and regulations of Federal and local authorities and with directions of public rules, recommendations, requirements and regulations of the Board of Fire Underwriters, Landlord’s insurance companies and any other organization establishing insurance rates in the geographical area where the Project is located and all applicable building codes, to the extent the same are applicable to the Premises or the Building, respecting all matters pertaining to the use and occupancy of the Premises by Tenant, including, without limitation, the accessibility requirements of the Americans with Disabilities Act (“ADA”), all zoning and other land use laws, and all Environmental Laws.

46. PARKING.

Tenant shall have the right (together with Landlord and its agents, employees and contractors, and together with the rights of other tenants in the Building and the Project) to use, from the parking areas available to the Project in the parking structure and surface parking on the Project and Common Areas an amount of parking as set forth in Section 1.1 hereof. Such parking right shall be non-exclusive, and on an unreserved basis, and Tenant agrees not to overburden the Building’s parking facilities.

47. GENERAL PROVISIONS.

47.1 Acceptance. This Lease shall only become effective and binding upon full execution hereof by Landlord and Tenant and delivery of a signed copy by Landlord to Tenant.

47.2 Joint Obligation. If there be more than one Tenant, the obligations hereunder imposed shall be joint and several.

47.3 Marginal Headings, Etc. The marginal headings, Table of Contents, lease summary sheet and titles to the sections of this Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.

47.4 Choice of Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (without regard to the choice of law and/or conflict of law principles applicable in such State).

47.5 Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

47.6 Recordation. Except to the extent otherwise required by law, neither Landlord nor Tenant shall record this Lease or a memorandum hereof.

47.7 Quiet Possession. Upon Tenant’s paying the Base Rent and Additional Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession and enjoyment of the Premises for the Lease Term hereof free from any disturbance or molestation by Landlord, or anyone claiming by, through or under Landlord, but in all events subject to all the provisions of this Lease.

47.8 Inability to Perform; Force Majeure. This Lease and the obligations of the Tenant hereunder shall not be affected or impaired because either Landlord or Tenant is unable to fulfill any of its obligations hereunder or is delayed in doing so, to the extent such inability or delay is caused by reason of war, civil unrest, strike, labor troubles, unusually inclement weather, governmental delays, inability to procure services or materials despite reasonable efforts, third party delays, acts of God, or any other cause(s) beyond the reasonable control of the Landlord (which causes are referred to collectively herein as “Force Majeure”). Any time specified obligation of Landlord in this Lease shall be extended one day for each day of delay suffered by Landlord as a result of the occurrence of any Force Majeure. The foregoing notwithstanding in no event will an event of Force Majeure extend the time within which Tenant or Landlord must perform any of its monetary obligations under this Lease.

47.9 Partial Invalidity. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision(s) shall remain in full force and effect.

47.10 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

47.11 Entire Agreement. This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect.

47.12 Survival. All indemnities set forth in this Lease shall survive the expiration or earlier termination of this Lease.

47.13 Consents. If any provision of this Lease subjects any action, inaction, activity or other right or obligation of any party to the prior consent or approval of the other, such consent shall not be unreasonably withheld, conditioned or delayed unless otherwise specifically provided herein.

47.14 Saving Clause. In the event (but solely to the extent) the limitations on Landlord’s liability set forth in Section 8.3 of this Lease would be held to be unenforceable or void in the absence of a modification holding the Landlord liable to Tenant or to another person for injury, loss, damage or liability arising from Landlord’s omission, fault, negligence or other misconduct on or about the Premises, or other areas of the Building appurtenant thereto or used in connection therewith and not under Tenant’s exclusive control, then such provision shall be deemed modified as and to the extent (but solely to the extent) necessary to render such provision enforceable under applicable law. The foregoing shall not affect the application of Section 34 of this Lease to limit the assets available for execution of any claim against Landlord.

47.15 Rule Against Perpetuities. In order to ensure the compliance of this Lease with any rule against perpetuities that may be in force in the state in which the Premises are located, and without limiting or otherwise affecting either Land lord’s or Tenant’s obligations under this Lease, as stated in the other sections hereof, or modifying any other termination rights which may be set forth herein, Landlord and Tenant agree that, irrespective of the reasons therefor (other than a Default by Tenant), in the event Tenant fails to take possession of the Premises and commence paying Base Rent and Additional Rent hereunder within ten (10) years after the date of execution of this Lease, then this Lease, and the obligations of the parties hereunder, shall be deemed to be null and void and of no further force and effect. Without affecting the specific timing requirements otherwise applicable thereto under this Lease, any and all options granted to Tenant under this Lease (including, without limitation, expansion, renewal, right of first refusal, right of first offer, and like options) must be exercised by Tenant, if at all, during the term of this Lease.

48. RULES AND REGULATIONS.

Tenant agrees to comply with the Rules and Regulations attached hereto as Exhibit D. Notwithstanding the foregoing, Landlord shall use reasonable efforts to enforce all such rules and regulations, including any exceptions thereto, uniformly and in a manner which does not unreasonably discriminate against Tenant, or increase Tenant’s monetary obligations under this Lease, although it is understood that Landlord may grant exceptions to such rules and regulations in circumstances in which it reasonably determines such exceptions are warranted. In the event of any conflict between the rules and regulations attached to the Lease (or provided separately to Tenant as reasonably modified from time to time) and the terms of the main body of the Lease, the terms of the main body of the Lease shall govern and control.

49. ARBITRATION.

49.1 If arbitration is specifically agreed upon hereunder as a dispute resolution procedure, the arbitration shall be conducted as provided in this Section. All proceedings shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association, except as hereinafter provided. No action at law or in equity in connection with any such dispute shall be brought until arbitration hereunder shall have been waived, either expressly or pursuant to this Section. The judgment upon the award rendered in any arbitration hereunder shall be final and binding on both parties hereto and may be entered in any court having jurisdiction thereof. During any arbitration proceeding pursuant to this Section, the parties shall continue to perform and discharge all of their respective obligations under this Lease, except as otherwise provided in this Lease.

49.2 All disputes that are required to be arbitrated in accordance with this Lease shall be raised by notice to the other party, which notice shall state with particularity the nature of the dispute and the demand for relief, making specific reference by article number and title of the provisions of this Lease alleged to have given rise to the dispute. The notice shall also refer to this Section and shall state whether or not the party giving the notice demands arbitration under this Section.

49.3 Within thirty (30) days of any demand for arbitration, each of Tenant and Landlord shall appoint one (l) arbitrator, and within ten (10) days of their appointment, the two (2) arbitrators thus selected shall jointly select a third (3rd) arbitrator. All arbitrators shall have at least tea (10) years’ experience in commercial real estate matters and, in particular, the subject matter of the dispute, to act as arbitrator hereunder. If either party fails to select an arbitrator within the initial thirty (30) day period, or if the two (2) arbitrators are unable to agree upon a third (3rd) arbitrator, then, upon the request of either party, the remaining arbitrator(s) shall be appointed by The American Arbitration Association. The arbitration proceedings shall take place in a mutually acceptable location in the Washington, D C. area.

49.4 The right of Landlord and Tenant to submit a dispute to arbitration is limited to issues specifically agreed in this Lease to be submitted to arbitration, and specifically does not apply to any remedial action undertaken by Landlord pursuant to the provisions of Section 24 hereof. When resolving any dispute, the arbitrator shall apply the pertinent provisions of this Lease without departure therefrom in any respect. The arbitrator shall not have the power to change any of the provisions of this Lease, but this Section shall not prevent in any appropriate case the interpretation, construction and determination by the arbitrator of the applicable provisions of this Lease to the extent necessary in applying the same to the matters to be determined by arbitration.

50. WAIVER OF JURY TRIAL.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on all matters arising out of this Lease, or the use and occupancy of the Premises. If Landlord commences any summary proceeding for non-payment of Base Rent or Additional Rent, Tenant will not interpose (and waives the right to interpose) any non-mandatory counterclaim in any such proceeding.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease, or have caused this Deed of Lease to be executed on their respective behalves by their duly authorized officers, as of the day and year first above written.

LANDLORD:

HUNTERS BRANCH LEASING, LLC

By:	Nutley Partners, LLC, its Managing Member

	By:	FP-Argo Hunters Branch, LC, its manager

		By:	Argo Investment Company, LC, its manager

		By:	/s/ RICHARD L. PERLMUTTER
Richard L. Perlmutter
Manager

TENANT:

B2TECS a Virginia corporation

By:	/s/ SUNIL K. BALA
Dr. Sunil K. Bala
President

JOINDER

The undersigned Hunters Branch Partners, L.L.C. joins in the execution hereof to (i) evidence its consent to the terms, conditions and existence hereof, and (ii) to agree with Tenant that, in the event of the termination of the Prime Lease for any reason, this Lease shall automatically become a direct lease between Tenant and Hunters Branch Partners, L.L.C., and each hereby irrevocably and unconditionally agree that in such event, each of Hunters Branch Partners, L.L.C. and Tenant shall execute a declaration evidencing the continuation hereof as a direct lease between Tenant and Hunters Branch Partners, L.L.C.

HUNTERS BRANCH PARTNERS, L.L.C.

By:	IFA Nutley Partners, LLC, its Managing Member

	By:	Hunters Branch Manager, Inc.

		By:	/s/ RICHARD L. PERLMUTTER
Richard L. Perlmutter
Manager

JOINDER OF GUARANTOR

The undersigned Sunil K. Bala (“Guarantor) joins in the execution hereof for the purpose of guaranteeing the timely, complete, continuous, and strict performance and observance by the Tenant of any and all of the terms, covenants, agreements, and conditions contained in the foregoing Lease, both monetary arid non-monetary, and any existing or future documents, instruments, agreements, and writings of every kind, nature, type, and variety which evidence, reflect, embody, or secure the Lease, and all amendments, modifications, and restatements thereof, as though such Guarantor was a signatory thereto.

/s/ SUNIL K. BALA	(SEAL)
Name: Dr. Sunil K. Bala
SS # (Intentionally Deleted)